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EXHIBIT 10.10

EXECUTION COPY

REVISED

DEVELOPMENT AGREEMENT

AMONG

CITY OF DETROIT

THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT

AND

MGM GRAND DETROIT, L.L.C.

TABLE OF CONTENTS

Preliminary Statement		1
1.	General Provisions	1
	1.1 Findings	1
	1.2 Developer's Rights	1
	1.3 Location of the Casino Complex	2
	1.4 Closing	2
2.	Design and Construction of Casino Complex	3
	2.1 No Responsibility for City	3
	2.2 Casino Complex	3
	2.3 Permits	4
	2.4 Quality of Work	4
	2.5 Construction and Scheduling	4
	2.6 Design and approval	5
	2.7 Approval by City	6
3.	Other Obligations of Developer	6
	3.1 Casino Complex Operations	6
	3.2 Hours of Operation	6
	3.3 Radius Restriction	6
	3.4 Payment of Development Process Costs	7
	3.5 Social Commitments	8
	3.6 Default Rate	10
	3.7 Administration of this Agreement	10
	3.8 Memorandum of Agreement	11
	3.9 Financial Statements	11
	3.10 Negative Covenants	11
	3.11 Notification	13
	3.12 Veracity of Statements	13
	3.13 Use of Casino Complex	13
	3.14 Financing	13
	3.15 Riverfront Site Closeout	14
	3.16 Financial Commitments By Developer	15
	3.17 Guaranty and Keep Well Agreement	16
4.	Representations and Warranties	16
	4.1 Representations and Warranties of Developer	16
	4.2 Representations and Warranties of the City	16
	4.3 Representations and Warranties of the EDC	17
5.	Other Obligations of City	17
	5.1 Re-Selection	17
6.	Default	19
	6.1 Events of Default	19
	6.2 Remedies	20
	6.3 Termination	22
	6.4 Liquidated Damages	22
	6.5 Limitation of Remedies	22
7.	City's Right to Perform Developer's Covenants	23
8.	Transfers	24
	8.1 Transfer of Development Agreement	24
	8.2 Transfer of Ownership Interest	24
9.	Insurance	25
	9.1 Maintain Insurance	25
	9.2 Form of Insurance and Insurers	26
	9.3 Other Policies	26
	9.4 Insurance Notice	26
	9.5 Keep in Good Standing	26
	9.6 Blanket Policies	26
10.	Environmental	27

	10.1 Representations and Warranties	27
	10.2 Indemnity	27
	10.3 Survival	27
11.	Damage and Destruction	27
	11.1 Damage or Destruction	27
	11.2 Use of Insurance Proceeds	27
	11.3 No Termination	29
	11.4 Condemnation	29
12.	Indemnification	30
	12.1 Indemnification by Developer	30
13.	Force Majeure	31
	13.1 Definition of Force Majeure	31
	13.2 Notice.	32
	13.3 Excuse of Performance	32
14.	Miscellaneous	32
	14.1 Notices	32
	14.2 Non-Action or Failure to Observe Provisions of this Agreement	33
	14.3 Applicable Law and Construction	33
	14.4 Submission to Jurisdiction	33
	14.5 Complete Agreement	34
	14.6 Holidays	34
	14.7 Exhibits	34
	14.8 No Brokers	34
	14.9 No Joint Venture	34
	14.10 Governmental Authorities	34
	14.11 Technical Amendments	34
	14.12 Unlawful Provisions Deemed Stricken	35
	14.13 No Liability for Approvals and Inspections	35
	14.14 Time of the Essence	35
	14.15 Captions	35
	14.16 Arbitration	35
	14.17 Sunset Provision	37
	14.18 Compliance	37
	14.19 Table of contents	37
	14.20 Number and Gender	38
	14.21 Third Party Beneficiary	38
	14.22 Cost of Investigation	38
	14.23 Attorneys' Fees	38
	14.24 Further Assurances	38
	14.25 Estoppel Certificates	38
	14.26 Consent For Certain Amendments	38
	14.27 Counterparts	39
15.	Definitions	39

REVISED
DEVELOPMENT AGREEMENT

        THIS REVISED DEVELOPMENT AGREEMENT ("Agreement") supersedes an agreement as originally executed as of the 12th day of March,1998, (the "Original Agreement"), as amended and restated as of the 9th day of April, 1998 as amended by the First Amendment dated June 25, 1998, Second Amendment dated December 1999, Third Amendment dated November 30, 2000, Fourth Amendment dated November 2001, Fifth Amendment dated March    , 2002, Sixth Amendment dated April    , 2002, Seventh Amendment dated June 12, 2002 and Eighth Amendment dated July 31, 2002 (the "Amended Agreement"), by and among the City of Detroit, a municipal corporation ("City"), The Economic Development Corporation of the City of Detroit, a Michigan public body corporate ("EDC"), having its principal place of business at 211 West Fort, Suite 900, Detroit, Michigan 48226 and MGM Grand Detroit, L.L.C., a Delaware limited liability company ("Developer"), having its principal place of business at 1300 John C. Lodge, Detroit, Michigan 48226.

Preliminary Statement

        The City selected Developer to develop, construct, own and operate a Casino Complex pursuant to a certain Request for Proposals/Qualifications. The City, the EDC and Developer are currently the parties to the Amended Agreement, which sets forth their mutual rights and obligations with respect thereto, and the Conveyance Agreement, which provides for the purchase by Developer from the EDC of the Riverfront Site, upon which the Casino Complex was planned to be constructed.

        The parties have agreed that: (i) Developer will develop, construct and operate the Casino Complex on a site located within the Boundaries and will not acquire the Riverfront Site; (ii) the Conveyance Agreement will be terminated; and (iii) the Amended Agreement will be revised to read as set forth herein. This Agreement constitutes a revision to the Amended Agreement and a continuation of the relationship among the parties as established pursuant to the Amended Agreement.

        Accordingly, the parties hereby agree that the Amended Agreement is revised to read as set forth in this Agreement. To the extent that the Amended Agreement distinguished between a "Temporary Casino" and a "permanent" Casino Complex, such distinction is eliminated by this Agreement and unless the context otherwise requires, the Casino Complex owned and operated by Developer as of the date this Agreement is executed shall be deemed Developer's "permanent" Casino Complex. Certain terms used in this Agreement are defined in Section 15.

1. General Provisions

  1.1 Findings

        The City hereby reaffirms its findings that the development, construction and operation of the Casino Complex will be in the best interest of the City and will contribute to the objectives of providing and preserving gainful employment opportunities for citizens of the City, contributing to the economic growth of the City, attracting commercial and industrial enterprises to the City and promoting the expansion of existing enterprises, combating community deterioration, promoting tourism, improving the aesthetic quality of the City and providing the City with additional tax revenue. The City further finds that entering into this Agreement is in the best interest of the City and accomplishes the purposes of Act 338, Michigan Public Acts of 1974, as amended.

  1.2 Developer's Rights

        So long as this Agreement is in effect, but subject to the Act and all other Governmental Requirements, Developer shall have the right to develop, construct, own and operate the Casino Complex in accordance with this Agreement.

  1.3 Location of the Casino Complex

        (a)  Upon execution of this Agreement, Developer shall commence a search for a Qualified Casino Complex Site upon which to construct its Casino Complex including the Components to be constructed pursuant to Section 2.2(c), which may, if Developer elects, include the site on which the MGM Grand Detroit Casino is located as of the date of execution of this Agreement (sometimes herein referred to as "currently"). Developer shall provide City with regular and systematic updates with respect to any material developments in connection with Developer's search for a Qualified Casino Complex Site. Developer may move the Casino Complex to an alternate Qualified Casino Complex Site at any time, whether before or after construction of all or any part of the Casino Complex, without the consent of the other Detroit Casino Developers.

        (b)  The City shall cooperate with Developer in locating a site for Developer's Casino Complex, but shall not be required or have any responsibility to locate, transfer, sell, dispose of, dedicate, vacate, purchase, condemn or otherwise obtain any land for the Casino Complex.

        (c)  The Boundaries shall not be changed without the prior written consent of the City and all Detroit Casino Developers.

        (d)  Until such time as the Casino Complex is open to the public for its intended use, Developer may continue to operate the MGM Grand Detroit Casino consistent with the manner in which it was operated under the Initial Development Agreement and subject to the terms of this Agreement.

  1.4 Closing

        The closing of the transactions contemplated in this Agreement (the "Closing") shall take place (i) at the offices of the City's Law Department, 660 Woodward Avenue, Detroit, Michigan 48226-3535, at 10:00 A.M., local time, on the tenth (10th) Business Day after approval of this Agreement by City Council, or (ii) at such other time and place as the parties mutually agree upon in writing.

        (a)  At the Closing, Developer shall deliver to City and EDC, as applicable, the following:

    (1)
    The Guaranty and Keep Well Agreement, executed by Parent Company;

    (2)
    An opinion of counsel from Developer to the City and EDC in a form reasonably satisfactory to the City and EDC;

    (3)
    The Closing Certificate;

    (4)
    The Memorandum of Agreement;

    (5)
    Developer's one-third (1/3) share of the Development Process Costs then incurred and/or due;

    (6)
    The executed reaffirmation of Parent Company, any Casino Manager and each Restricted Party requested by City, to abide by the Radius Restriction;

    (7)
    Conveyance of all of Developer's interest in Jefferson Holdings, LLC and all of its right, title and interest, if any, in the Railroad Property to the extent held outside of its interest in Jefferson Holdings, LLC, provided, however, that at the City's request, the City may delay such conveyance for a period not exceeding two (2) years. In the event the City elects to so delay such conveyance, Developer shall make such conveyance upon five (5) days written notice to Developer;

    (8)
    A form of release attached hereto as Exhibit 3.15(e)(1), duly executed by Developer;

    (9)
    Board resolutions of Developer, properly certified, approving this Agreement and the transactions contemplated hereby; and

    (10)
    The Indemnity Agreement duly executed by Developer.

        (b)  At the Closing, City and EDC shall deliver to Developer a form of release attached hereto as Exhibit 3.15(e)(2), duly executed by City and EDC.

  1.5 Authorization

        The effectiveness of this Agreement is subject to the approval of the Board of Directors and/or Executive Committee of Parent Company and the Board of Directors of Developer. Developer shall notify the City of such approvals promptly on their being obtained.

2. Design and Construction of Casino Complex

  2.1 No Responsibility for City

        The City shall have no responsibility for any error or omission in the Design Documents, or for failure of the Design Documents, or a part thereof, to comply with Governmental Requirements, or for Design Documents that result in or cause a defective design or construction.

  2.2 Casino Complex

        (a)  Developer shall (i) construct the Casino Complex either as new construction or as a combination of new construction and existing structures or new construction and modifying existing structures, (ii) diligently operate and maintain the Casino Complex and all other support facilities in a manner consistent with First Class Casino Complex Standards, the Act and all other Governmental Requirements and in compliance with this Agreement, and (iii) as soon as reasonably possible consistent with its typical development process, of this Agreement, provide to the City a document (including pictures, diagrams or illustrations) which illustrates Developer's concept for the Casino Complex and demonstrates the First Class Casino Complex Standards.

        (b)  The Gaming Area shall not be smaller than the Gaming Area of the MGM Grand Detroit Casino or larger than 100,000 square feet. Due to the imprecise ability to measure Gaming Area, City and EDC agree that if in good faith Developer measures its gaming floor area in a manner that differs from City's measurement of gaming floor area by ten percent (10%) or less, such variance shall not be considered a violation of this Section 2.2. Additionally, such variance shall not be deemed to be an amendment to or revision of this Agreement requiring the consent described in Section 14.26.

        (c)  Developer shall develop and construct the following Components, as more particularly described in Section G of Exhibit A, simultaneously with the Casino:

    (1)
    hotel with a minimum of four hundred (400) rooms (the "Initial Hotel Component");

    (2)
    catering and entertainment facilities;

    (3)
    convention area/meeting rooms;

    (4)
    restaurants, lounges and bars;

    (5)
    adequate retail space; and

    (6)
    adequate parking.

        Developer shall expand the Initial Hotel Component by constructing Additional Hotel Rooms, provided, however, that Developer's obligation to construct the Additional Hotel Rooms shall be subject to the occurrence of all of the following: (i) market conditions indicate that the Additional Hotel Rooms can be operated at a profit which is not less than that prevailing at the other hotel rooms operated by Affiliates of Developer; (ii) Developer's ability to acquire, if necessary, additional land adjacent to the Casino Complex at a reasonable cost on which to construct the Additional Hotel

Rooms; and (iii) availability of financing to Developer, upon conventional terms reasonably satisfactory to Developer, necessary to construct the Additional Hotel Rooms. If Developer does not commence construction of the Additional Hotel Rooms on or before five (5) years from the date of the opening of the Initial Hotel Component to the public for their intended use, then within thirty (30) days thereafter Developer shall provide the City with a written account of the reasons for not having commenced construction of the Additional Hotel Rooms. If the City disagrees with Developer's written account, the dispute shall be settled through arbitration pursuant to Section 14.16. If the City prevails in such arbitration, the Developer shall be obligated to promptly commence and complete the Additional Hotel Rooms. In its site plan to be delivered to the City pursuant to Section 2.6, Developer shall delineate the approximate location at which the Additional Hotel Rooms will be constructed.

        (d)  Developer may develop, construct and operate Components of the Casino Complex through leasing, joint venture or other contractual arrangements with third parties, pursuant to which the ownership and operation of selected Components is vested in affiliated or independent entities; provided, however, that the arrangements comply with all applicable Governmental Requirements and; provided, further, that in all such cases Developer obtains contractual commitments from all such third parties to comply with the applicable provisions of this Agreement. Developer shall be liable for any non-compliance by such third parties as if such Component were owned and operated by Developer.

  2.3 Permits

        As soon as practicable after purchasing or leasing a Qualified Casino Complex Site, Developer shall diligently prepare and file all applications for, and pursue and use diligent efforts to obtain, the Permits. At Developer's request, the City will provide to Developer a City representative to (x) cooperate with and assist Developer in securing the Permits and (y) use commercially reasonable efforts to expedite the issuance of the Permits; provided, however, that nothing in this Agreement shall adversely affect, limit, restrict or reduce the right of the City or the County, as Governmental Authorities, to exercise their respective governmental powers and authority and to act in regulatory matters in accordance with applicable Governmental Requirements. If Developer requests that the City provide a City representative, Developer shall pay City for all documented fees and reasonable expenses of City for the services of the City representative and the City representative's staff, to the extent the City representative and staff are providing services to the Casino Complex.

  2.4 Quality of Work

        All Work shall be performed in a good and workmanlike manner and in accordance with good construction practices. All materials used in the construction of the Casino Complex shall be of first class quality. The quality of the Finish Work shall meet or exceed First Class Casino Complex Standards.

  2.5 Construction and Scheduling

        (a)  Developer will comply with all applicable Governmental Requirements in the development, construction and financing of the Casino Complex and will achieve Completion in accordance with the following schedule:

      i.
      Promptly upon identifying a permanent casino site which is acceptable to Developer. Developer will seek the requisite approvals from the City and City Council, including zoning street vacations, infrastructure commitments (onsite and offsite), and other actions by the City and/or City Council necessary for development of the site. Upon obtaining such approvals and favorable actions (the "Start Date"), Developer will diligently proceed with the design development process, including preparation of design and construction documents, permit applications, and similar matters.

        Developer anticipates that the design development process will take not more than eight (8) months from the Start Date, subject to Force Majeure. Developer will use its commercially reasonable efforts to accelerate that process.

      ii.
      From the date the City and/or City Council, as appropriate, issues requisite building and other permits necessary for construction of the permanent hotel/casino complex, Developer commits to complete such hotel/casino complex within thirty-two (32) months, subject to Force Majeure. Developer will use commercially reasonable efforts to accelerate that schedule.

      iii.
      The schedules and commitments referred to in subparagraphs (i) and (ii) above will be conditioned upon the City and its departments, agencies and instrumentalities cooperating with Developer to facilitate the planning, permitting and construction process.

      iv.
      Developer will achieve Final Completion before the Final Completion Date.

        (b)  Upon Completion, the Casino Complex will conform to First Class Casino Complex Standards and to all applicable Governmental Requirements.

        (c)  Notwithstanding anything to the contrary contained in this Section 2.5 Developer's obligation to achieve Completion by the Completion Date and Final Completion by the Final Completion Date is subject to: (i) Force Majeure and (ii) there being be no order or ruling from a court of competent jurisdiction which would deprive Developer of a material portion of the economic benefits anticipated from its Casino Complex. In the event of a dispute over the applicability of clause (i)-(ii) above, such dispute shall be resolved by arbitration in accordance with Section 14.16.

        (d)  City will expeditiously and appropriately process all requests and applications made by or on behalf of Developer for SD-5 zoning and site plan approvals, construction and related permits and inspections, street and alley vacations, grants of air rights, liquor and bar licenses, certificates of occupancy and other such construction related matters, in order to assist Developer in its efforts to achieve Completion and Final Completion as set forth in this Section 2.5.

  2.6 Design and approval

        As soon as reasonably possible consistent with its typical development process, Developer will submit the following to the City for its review and comment (but not its approval):

      (i)
      A site plan;

      (ii)
      A conceptual design plan establishing the general scope, conceptual design and scale relationships among the various Components, and the range of square footages of the various Components;

      (iii)
      Elevations;

      (iv)
      An approximate timeline for Completion, including estimated key milestone dates;

      (v)
      Any known contingencies which are likely to affect either the scope of the project or Developer's ability to meet key milestone dates;

      (vi)
      A specific list of any concessions needed from the City, such as street vacations and air rights; and

      (vii)
      Preliminary cost estimates for construction.

  2.7 Approval by City

        Wherever an approval is required of City pursuant to the terms of this Agreement, the approval or disapproval shall be given in writing, which in the case of disapproval, shall set forth the reasons of disapproval. Whenever in this Agreement any consent or approval of the City is required, such approval or consent shall be given or withheld by the Mayor, any City official designated by the Mayor or appropriate City department unless otherwise indicated. Prior to the Closing and from time to time thereafter, City shall designate in writing to Developer those individuals who have authority to grant any approvals or consents hereunder on behalf of City. Developer shall be entitled to rely on any writing signed by such designees.

  2.8 Efforts to Expedite

        Developer will use commercially reasonable efforts, subject to receiving full cooperation from the City, to achieve Completion not later than the Completion Date (which is December 31, 2005, subject to extension pursuant to Section 15(u)).

3. Other Obligations of Developer

  3.1 Casino Complex Operations

        Developer agrees to diligently operate and maintain the Casino Complex and all other support facilities directly, or through Casino Component Manager/Operators or Component manager(s), in a manner consistent with First Class Casino Complex Standards and in compliance with this Agreement.

  3.2 Hours of Operation

        Developer covenants that, at all times, it will: (i) continuously operate and keep open the Casino for Casino Gaming Operations for the maximum hours permitted under the Governmental Requirements; (ii) continuously operate and keep open for business to the general public twenty-four (24) hours each day, every day of the calendar year, the hotel Component and the parking Component; and (iii) operate and keep open for business to the general public all Components (other than hotel Component, parking Component and Components where Casino Gaming Operations are conducted) in accordance with commercially reasonable hours of operation. Notwithstanding the foregoing, Developer shall have the right from time to time in the ordinary course of business and without advance notice to City, to close portions of any Component (x) for such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of casualty, condemnation, governmental order or Force Majeure or (y) during non-peak hours or as a result of seasonal demands in accordance with usual and customary casino operating practices.

  3.3 Radius Restriction

        (a)  For purposes of this Section 3.3, "Restricted Party" means any Person who directly or indirectly owns any interest in Developer or in any Casino Manager which is an Affiliate of Parent Company other than any Person who is a Restricted Party due solely to that Person's ownership of (x) a direct or indirect interest in a Publicly Traded Corporation or (y) five percent (5%) or less direct or indirect interest in Developer. Commencing on March 12, 1998, and continuing for the shorter of (x) such period as casino gaming activities are permitted in the City; or (y) two (2) years after the Termination Date, neither Developer, Parent Company, any Casino Manager which is an Affiliate of Parent Company, Developer or any Restricted Party, nor any Restricted Party, shall directly or indirectly: (i) manage, operate or become financially interested in any casino within the Radius other than the Casino Complex; (ii) make application for any franchise, permit or license to manage or operate any casino within the Radius other than the Casino Complex; or (iii) respond positively to any request for proposal to develop, manage, operate or become financially interested in any casino within the Radius

(the "Radius Restriction") other than the Casino Complex, provided that with respect to any Casino Manager which is an Affiliate of Parent Company, Developer or any Restricted Party, the period set forth in clause (y) shall be two (2) years after the termination of its Casino Component Management Agreement. Developer shall cause Parent Company, any Casino Manager which is an Affiliate of Parent Company, Developer or any Restricted Party and each Restricted Party requested by City, to execute and deliver to City at closing an agreement to abide by the Radius Restriction. The Radius Restriction shall survive the termination of this Agreement.

        (b)  If Parent Company, Developer or any Restricted Party acquires or is acquired by a Person such that, but for the provisions of this Section 3.3, either Parent Company, Developer or any Restricted Party or the acquiring Person would be in violation of the Radius Restriction as of the date of acquisition, then such party shall have five (5) years in which to comply with the Radius Restriction. In addition, if the laws of the State are amended to allow more than three (3) casinos within the City or the radius, then neither Developer nor any Restricted Party shall be deemed to be in violation of the Radius Restriction solely by reason of an ownership or other interest in any such additional casinos.

        (c)  Notwithstanding anything in Section 3.3(a) to the contrary, Developer shall have the right to (i) make loans to the other Detroit Casino Developers provided that (x) such loans are not secured, in whole or in part, by the Casino Complex, any Component or any direct or indirect ownership interest in Developer (other than by a Permitted Interest, as herein defined) and (y) Developer, as the result of such loans, is given no ability to control or manage the affairs of the borrower; and (ii) purchase such ownership interest in any other Detroit Casino Complex as and to the extent permitted under the Act (a "Permitted Interest").

        (d)  It is the desire of the parties that the provisions of this Section 3.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Section 3.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

        (e)  The obligations of Developer under this Section 3.3 shall lapse and be of no further force or effect ten (10) years after the Closing.

  3.4 Payment of Development Process Costs

        (a)  Developer previously has made payments to the City to satisfy certain Development Process Costs under the Amended Agreement. Developer shall continue to pay one-third (1/3) of the Development Process Costs pursuant to this Agreement in accordance with the procedures set forth below.

        (b)  City and/or EDC shall invoice Developer from time to time, but no more frequently than monthly, for: (i) one-third (1/3) of the Development Process Costs and (ii) to the extent City and/or EDC in their respective reasonable discretion determines that any Development Process Cost is directly attributable to a particular Detroit Casino Complex, the entire amount of such Development Process Cost, in each case incurred prior to the Completion Date. After the Completion Date, Developer shall be responsible only for such Development Costs as City and/or EDC reasonably determine were incurred after the Completion Date in connection with the Casino Complex (other than its share of any previously incurred but unpaid Development Process Costs). Developer shall pay such invoiced Development Process Costs within fifteen (15) Business Days from the date of the invoice. City and EDC, respectively, shall submit to Developer a summary of the charges set forth in such invoice containing such detail as City and EDC, respectively, reasonably believes is necessary to inform Developer of the nature of the costs and expenses and the basis for the allocation amongst Developer and the other Detroit Casino Developers. At Developer's request, City and EDC shall consult with Developer on the necessity for and allocation of such charges during the five (5) Business Days period immediately subsequent to Developer's receipt of such summary.

  3.5 Social Commitments

        (a)  As set forth on Exhibit A, Section E, Developer agrees to use commercially reasonable efforts to acquire all or some of its financing from a Detroit-Based Business, a Detroit Resident Business and/or a Small Business Concern and/or to utilize Detroit-based and/or Minority-owned financial institutions in serving Developer's financial needs.

        (b)  Developer agrees, to the extent permitted by applicable law, to:

(1)
perform and comply in all material respects with the commitments, promises and/or undertakings set forth on Exhibit A, Sections H, K, P, and Q;

(2)
use good faith efforts to perform and comply in all material respects with the commitments, promises and undertakings set forth in Exhibit A, Sections I, J, T, V, W, X, AA and BB;

(3)
use reasonable best efforts to perform and comply in all material respects with the commitments, promises and/or undertakings set forth on Exhibit A, Sections N, O, S, and CC, provided that Developer's obligations with respect to its commitments, promises and undertakings set forth on Exhibit A, Section O are also subject to Developer's obligations set forth in this Section 3.5(d), (g) and (h); and

(4)
use commercially reasonable efforts to perform and comply in all material respects with the commitments, promises and undertakings set forth on Exhibit A, Sections L and U.

        (c)  Developer agrees that no fewer than three thousand (3000) full-time equivalent employees will be employed at the Casino Complex immediately following Completion, exclusive of construction workers, and thereafter, so long as casino gaming activities are permitted by law, will employ such number of employees as may be appropriate in the exercise of Developer's reasonable judgment to operate the Casino Complex in a manner consistent with First Class Casino Complex Standards and in compliance with this Agreement.

        (d)  Developer agrees to use reasonable best efforts to attain the goals of employment of Detroit residents set forth in Exhibit A, Section O. Whenever in this Agreement or the Exhibits, reference is made to "Detroit residents," the first determination of whether an individual is a Detroit resident shall be made based on the individual's residence as of his or her date of hire. The determination of whether Developer has achieved its hiring goals with respect to Detroit residents shall be made on each anniversary of the Completion Date (each, a "Determination Date"). Such goal shall be deemed met if on each Determination Date Developer either (i) met its hiring goals for Detroit residents since the last Determination Date, based on an individual's residence on his or her date of hire or (ii) Developer then employs no fewer than the number of Detroit residents established by its hiring goal, based on each individual's most current address on file with Developer.

        (e)  Developer agrees to comply with all federal, state and local laws governing equal employment opportunity.

        (f)    Developer agrees that it shall notify its contractors and consultants of their obligations relative to non-discrimination under this Agreement when soliciting same, shall include the provisions of this Section 3.5(f) in each contract with its contractors and consultants and require that its contractors and consultants include such provision in any subcontract as well as provide the City a copy of any such subcontract upon request. Developer shall have no obligation to enforce such provision if City is given the direct right to enforce such provision in any contract or subcontract.

        (g)  As set forth in Exhibit A, Section O, Developer agrees to be committed to affirmative action programs to increase the numbers of minority and women employees in the workforce of Developer, including professional and management positions.

        (h)  As set forth in Exhibit A, Section O, Developer voluntarily commits to hire contractors who agree to implement an Equal Opportunity Employment Plan conforming to all applicable laws and consistent with Executive Order No. 22, dated August 29, 1983. Developer shall notify its contractors of their obligations relative to implementing such an Equal Opportunity Employment Plan and shall include such a provision in each contract with its contractors and require that its contractors include such provision in any subcontract. Developer will have no obligation to enforce such provision if the City is given the direct right to enforce such provision in any contract or subcontract.

        (i)    Developer shall use reasonable best efforts to ensure that at least thirty percent (30%) of aggregate amounts expended by Developer under contracts entered into by Developer for the construction of, or any material additions, improvements or modification to the Casino Complex shall be paid to Detroit-Based Businesses, Detroit Resident Businesses, Small Business Concerns, Minority business concerns or women-owned businesses. As set forth in Exhibit A, Section S, Developer agrees to use reasonable best efforts to purchase during each Fiscal Year at least thirty percent (30%) of the total dollar value of all purchases of goods and services from Detroit-Based Businesses, Detroit Resident Businesses, Small Business Concerns, Minority business concerns or women-owned businesses.

(1)
"Reasonable best efforts" to achieve the goals set forth in this Section 3.5(i) may include, but are not limited to, the use of Joint Venture arrangements; Mentor Ventures; outreach to Detroit, Minority and women business, trade and professional associations or organizations; outreach to community organizations; and advertising through media publications or other vehicles reasonably calculated to reach Detroit, Minority and women-owned businesses, including community news letters.

(2)
"Joint Venture" as used in Section 3.5(i)(1) means a combination of separate business persons or entities, one of which is a Detroit-Based Business, Detroit Resident Business, Small Business Concern, Minority business concern or women-owned business, which has been created to perform a specific contract and in which one or more of the latter business entities (a) shares in profits and losses, (b) is substantially involved in all phases of the contract including bidding and staffing; (c) provides a substantial portion of the total performance, responsibility and project management of a specific job; and (d) receives a substantial portion of the total remuneration from a specific job.

(3)
"Mentor Venture" as used in Section 3.5(i)(1) means a combination of a business entity with a Detroit-Based Business, Detroit Resident Business, Small Business Concern, Minority business concern or women-owned business for the purpose of providing the latter business entity with training, expertise, skill, experience, market access or other attributes in a business, trade or profession designed to enhance its ability to compete in the marketplace.

        (j)    Except as the Agreement or the context may otherwise require, each of Developer's obligations set forth in Section 3.5(a)-(i) are ongoing and performance thereof shall be determined annually.

        (k)  Joint Employment and Procurement Advisory Board

(1)
The Joint Employment and Procurement Advisory Board (the "JEPAB") is and will be a private entity acting in an advisory capacity to Developer and the other Detroit Casino Developers. Developer cooperated with the other Detroit Casino Developers to establish and fund the JEPAB.

  Developer and each of the other Detroit Casino Developers, at their option, will appoint one (1) member to the JEPAB, and the Mayor and the City Council will each be invited to appoint three (3) members from the community at large. The public appointees will be non-salaried, but will be entitled to expense reimbursement paid by the JEPAB.

(2)
The purpose of the JEPAB will be to work closely with the Developer and the other Detroit Casino Developers to evaluate the effectiveness of, and recommend improvements to, Developer's and each of the other Detroit Casino Developers' respective programs to achieve their goals of not less than fifty-one percent (51%) Detroit resident employment and not less than thirty percent (30%) procurement of goods and services from Detroit-Based Businesses, Detroit Resident Businesses, minority business concerns, women-owned businesses and/or Small Business Concerns. The JEPAB will review Developer's and each of the other Detroit Casino Developer's practices and programs aimed at achieving such goals, review the success of such efforts, recommend improvements and refinements to such practices and programs, and assist the Developer and each of the other Detroit Casino Developers in involving local community organizations and businesses in support of such efforts. Additionally, the JEPAB may recommend to Developer and each of the other Detroit Casino Developers the engagement of outside consultants to provide expert, independent guidance as to how to make Developer's and each of the other Detroit Casino Developers' programs more effective.

(3)
The City will use an aggregate of Two Million Dollars ($2,000,000) from the Minority Business Development Fund to fund the activities of the JEPAB, which amount shall be in addition to those amounts paid to or received by the JEPAB prior to the date of this Agreement.

  3.6 Default Rate

        All amounts, including Development Process Costs, owed by Developer to City and/or EDC pursuant to any provision of this Agreement shall bear interest at the Default Rate from the due date (but if no due date is specified, then fifteen (15) Business Days from demand for payment) until paid.

  3.7 Administration of this Agreement

        (a)  The Mayor shall designate the City departments, agencies and/or personnel who shall be responsible for the administration of this Agreement; monitoring of the performance by Developer of its duties and obligations under this Agreement; and making recommendations to the Mayor concerning its enforcement.

        (b)  No later than ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year in which the Closing occurs, Developer shall deliver to City a report setting forth the following:

(1)
a description of Developer's efforts to comply with the requirements of Section 3.5(a) during such Fiscal Year;

(2)
a statement as to the number of employees (including the total number of full-time, part-time and full-time equivalent) employed by Developer on the Completion Date and each Determination Date (as the term is defined in Section 3.5(d));

(3)
a description of any administrative determination, binding arbitration decision, or judgment rendered by a court of competent jurisdiction finding a violation of any federal, state or local laws governing equal employment opportunity during such Fiscal Year;

(4)
a description of Developer's efforts to comply with the requirements of Section    3.5 (f), (g), (h) and (i) during such Fiscal Year;

(5)
a statement setting forth material information adequate to enable the City to determine compliance with the "hours of operation" commitments set forth in Section 3.2;

(6)
whether Developer is aware of any non-compliance with the restrictions set forth in Section 3.3(a) or the restrictions on transfer set forth in Section 8;

(7)
a description of Developer's efforts to comply with the requirements of maintaining the structure of its governing board as set forth in Section 3.10(a) during such Fiscal Year;

(8)
whether Developer is aware of any non-compliance with the restrictions on transfer set forth in Section 3.3(a) during such Fiscal Year;

(9)
a description of Developer's efforts to comply with the requirements to conduct casino gaming activities as set forth in Section 3.13 during such Fiscal Year; and

(10)
to the extent not otherwise covered in response to subparts (b)(1)-(10) above, a description of any change during such Fiscal Year in Developer's efforts to comply with the plans, measures, commitments, undertakings and covenants set forth on Exhibit A, Sections E, H, I, J, K, L, N, O, P, Q, S, T, U, V, W, X, AA, BB and CC.

        No information need be included in such report as to any obligation of Developer which has lapsed or which otherwise does not apply during such Fiscal Year.

  3.8 Memorandum of Agreement

        (a)  The parties agree that the Memorandum of Agreement shall not in any circumstances be deemed to modify or to change any of the provisions of this Agreement.

        (b)  The restrictions imposed by and under Section 3.13 (collectively, the "Restrictions") will be construed and interpreted by the parties hereto as covenants running with the land. Developer agrees for itself, its successors and assigns to be bound by each of the Restrictions. The City shall have the right to enforce such Restrictions against Developer, its successors and assigns to or of the Casino Complex or any part thereof or any interest therein.

  3.9 Financial Statements

        Developer shall provide City with (i) unaudited Financial Statements for each calendar quarter within sixty (60) days after the end of each quarter certified as accurate in all material respects by Developer, and (ii) audited Financial Statements prepared in accordance with GAAP within one hundred twenty (120) days after the end of each Fiscal Year. The City may, in its discretion, provide such Financial Statements to its consultants for review and analysis.

  3.10 Negative Covenants

        Developer covenants that except as indicated or as otherwise required by applicable law, at all times during the term of this Agreement:

        (a)  So long as Developer is operating the MGM Grand Detroit Casino or the Casino Complex and the primary business conducted there includes casino gaming activities: (i) Developer will not, except as required by applicable law, make any change in its organizational structure which would result in either (x) the Local Partner having less than one-third (1/3) representation on the governing body of Developer (which shall have no fewer than nine (9) members), or (y) the material diminution of the powers of such governing body; and (ii) the composition of such governing body shall include not less than a majority of African Americans.

        (b)  Developer will not, upon an Event of Default or during the continuance of any event which, with the giving of notice or passage of time or both, could become an Event of Default, declare or pay any dividends or make any other payments or distributions to any members of Developer or their respective Affiliates, except for Permitted Affiliate Payments.

        (c)  Until April 30, 2003, Developer (i) will prohibit a Transfer by Partners Detroit, L.L.C. directly or indirectly of its ownership interest in Developer and (ii) will cause Partners Detroit, L.L.C. to prohibit a Transfer by a Local Partner of any direct or indirect ownership interest in Partners Detroit, L.L.C., except for a Permitted Transfer. For purposes of this Section 3.10, a "Permitted Transfer" means any Transfer by a Local Partner of a direct or indirect ownership interest in Partners Detroit, L.L.C. which meets any of the following: (1) the transferee of the interest is a resident of the State; (2) the transferee of the interest is a Local Partner; (3) the Transfer is being made due to the economic hardship of the Local Partner; (4) the transferee of the interest is a spouse, child or parent ("Family Members") of a Local Partner; (5) the transferee of the interest is an entity whose beneficial owners consist solely of Local Partners and/or Family Members; (6) if the transferor is an entity, the transferees of the interest are the beneficial owners of such transferor; (7) the Transfer is by operation of law; (8) the Transfer is on account of a pledge to (x) an institutional lender or (y) any Person who owns a direct or indirect interest in Developer; (9) the transferee of the interest is Developer or any of its Affiliates and the failure to purchase the interest would result in any Person who directly or indirectly owns an interest in Developer becoming ineligible to hold a Certificate of Suitability or Casino License as defined in the Act or otherwise suffering a loss, suspension or inability to obtain a gaming license in any jurisdiction in which Developer, such Affiliate or Person conducts or proposes to conduct gaming operations; or (10) the transferee is Developer or its Affiliate in the circumstance in which the transferor is in default under its organizational agreements and the Transfer is made thereunder. In addition, for purposes of this Section 3.10, a "Permitted Transfer" includes a Transfer or series of related Transfers by Partners Detroit, L.L.C. and/or Local Partners which, when aggregated, equals forty-nine percent (49%) or less of the ownership interest of Partners Detroit, L.L.C. in Developer.

        (d)  Developer shall not enter into any Financing unless all parties under the Financing having a right to foreclose on all or part of the Casino Complex execute an agreement in form and substance satisfactory to the City in the exercise of its reasonable judgment which is consistent with Section 3.14(b).

  3.11 Notification

        As soon as practicable after obtaining knowledge or notice thereof, Developer shall deliver to City, together with copies of all relevant documentation with respect thereto:

        (a)  Notice of any matured event of default under any financing related to the Casino Complex.

        (b)  Notice of all summons, citations, directives, complaints, notices of violation or deficiency, and other communications from any Governmental Authority other than City or the Board, asserting a material violation of Governmental Requirements applicable to the Casino Complex.

        (c)  Notice of any litigation or proceeding in which Developer is a party if an adverse decision therein would, in Developer's reasonable opinion, have a material adverse effect on Developer's ability to perform its obligations hereunder.

        (d)  Notices received by Developer from the Board which in Developer's reasonable opinion assert a material violation of the Act.

  3.12 Veracity of Statements

        Except (i) as otherwise indicated herein; and (ii) for statements of third parties (other than Affiliates) which Developer has reasonable grounds to believe are accurate and for projections which Developer has reasonable grounds to believe are reasonable, no representation or warranty of Developer, or any certification or report furnished by Developer to City and/or EDC pursuant hereto which, if not materially accurate, would have a material adverse effect on the Casino Complex, when read in conjunction with the other representations, warranties and certifications, contains or will contain, any untrue statement of a material fact, or will omit any material fact that would cause such representation, warranty, statement or certification to be materially misleading, provided that representations, warranties and certifications made as of a specified date shall reflect facts and circumstances known to Developer as of such specified date.

  3.13 Use of Casino Complex

        So long as casino gaming activities would be permitted by law to operate at the Casino Complex (assuming the existence of a valid Casino License), the primary business to be operated at the Casino Complex (as then located) shall include casino gaming activities. The obligations of Developer under this Section shall lapse and be of no further force or effect on and after April 9, 2033.

  3.14 Financing

        (a)  Developer agrees to deliver to City for City's review, but not approval, relevant documents relating to a Financing. The City must be satisfied in its reasonable judgment that any "Material Adverse Change or Condition" clause or clause of similar import that condition funding of the financing will not preclude Developer's ability to Complete its Casino Complex by the Final Completion Date. Delivery by Developer of Parent Company's completion guaranty or Guaranty and Keep Well shall be prima facie evidence that the "Material Adverse Change or Condition" clause or clause of similar import will not preclude Developer's ability to achieve Completion of the Casino Complex by the Completion Date.

        (b)  Developer agrees that it shall not enter into any Mortgage unless such Mortgage shall provide that (i) the Mortgagee shall not transfer or assign its interest in any Mortgage without City's prior written consent, except to a Suitable Lender; and (ii) if, as the result of a Loan Default, the Mortgagee forecloses upon or otherwise acquires all or part of Developer's interest in the Casino Complex, the Mortgagee (or the Nominee of the Mortgagee) shall expressly accept and agree to assume all of the terms, covenants and provisions of this Agreement contained to be kept, observed and performed by

Developer and become bound to comply therewith. As used in this Agreement, the word "Nominee" shall mean a Person who is designated by Mortgagee to act in place of the Mortgagee solely for the purpose of holding title to the Casino Complex and performing the obligations of Developer hereunder.

        (c)  In no event may Developer or any Finance Affiliate represent that City is or in any way may be liable for the obligations of Developer or any Finance Affiliate in connection with (i) any financing agreement or (ii) any public or private offering of securities. If Developer or any Finance Affiliate shall at any time sell or offer to sell any securities issued by Developer or any Finance Affiliate through the medium of any prospectus or otherwise that relates to the Casino Complex or its operation, Developer shall (i) first submit such offering materials to City for review with respect to Developer's compliance with this Section 3.14(c) and (ii) do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (y) the City shall not in any way be deemed to be an issuer or underwriter of such securities, and (z) the City and its officers, directors, agents, and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication. Developer agrees to indemnify, defend or hold the City and its respective officers, directors, agents and employees free and harmless from, any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this paragraph.

  3.15 Riverfront Site Closeout

        (a)  At the Closing, the Conveyance Agreement shall be terminated, and no party thereto shall have any further obligations thereunder. At the Closing, Developer shall release and convey to the City all its right, title and interest, if any, in the Riverfront Site.

        (b)  Developer shall continue to provide credit enhancement for the Riverfront Bonds and shall make all required payments of principal and interest thereon. At the Closing, Developer shall release and forever waive all of its rights, title and interest in, if any, the amounts held in the Riverfront Bond Fund. Developer may pre-pay, at its option, the principal of the Riverfront Bonds at any time as provided in the indenture for the Riverfront Bonds. The City will cooperate with Developer in continuing to maintain the Riverfront Bonds in good standing.

        (c)  At the Closing, and subject to the provisions of Section 1.4(a)(7), Developer will provide the documentation described in Section 1.4(a)(7) with respect to the Railroad Property.

        (d)  Except as and to the extent set forth in the Indemnity Agreement, Developer's obligations set forth in Sections 3.15(a), (b) and (c) are in full discharge of all its obligations relating to the Riverfront Site. Developer shall have no other liability or obligation, if any, with respect to the Riverfront Site, or the condemnation, acquisition, optioning or ownership of the Riverfront Site by the City and the EDC, or the relocation of businesses located therein, or any other matter related to or arising out of the foregoing. By way of example, and not of limitation, Developer shall have no obligation to City or EDC to contribute to the purchase of property, the relocation of businesses, the maintenance of the Riverfront Site, the payment of environmental claims or costs, or the payment of inverse condemnation claims or other claims by landowners. Nothing contained in either this Section 3.15(d) or elsewhere in this Agreement shall be construed as an admission by any party as to the existence of any such liability or obligation on the party of the City or Developer and all of such claims are expressly denied.

        (e)  The City and EDC agree to execute and provide at the Closing the form of release as attached hereto as Exhibit 3.15(e)(2). The Developer agrees to execute and provide at the Closing the form of release as attached hereto as Exhibit 3.15(e)(1).

  3.16 Financial Commitments By Developer

        (a)  Subject to Section 3.16(c), Developer shall make the following payments to the City:

    (i)
    Developer shall pay the sum of Seventeen Million Dollars ($17,000,000) to the City within sixty (60) days of City Council's approval of this Agreement;

    (ii)
    Developer shall pay the sum of Ten Million Dollars ($10,000,000) to the City as Developer's contribution to the Minority Business Development Fund, in four (4) equal installments as follows:

    [a]
    Two Million Five Hundred Thousand Dollars ($2,500,000) within one hundred-twenty (120) days of City Council's approval of this Agreement;

    [b]
    Two Million Five Hundred Thousand Dollars ($2,500,000) within one hundred-eighty (180) days of City Council's approval of this Agreement;

    [c]
    Two Million Five Hundred Thousand Dollars ($2,500,000) within two hundred-forty (240) days of City Council's approval of this Agreement; and

    [d]
    Two Million Five Hundred Thousand Dollars ($2,500,000) within three hundred (300) days of City Council's approval of this Agreement.

    (iii)
    Developer shall pay the sum of Seventeen Million Dollars ($17,000,000) to the City in twelve (12) equal monthly installments, each such installment being paid on the first day of the month, commencing on June 1, 2003, and continuing each successive month thereafter until fully paid.

    (iv)
    From and after January 1, 2006, Developer shall pay to the City an amount equal to one percent (1%) of the Adjusted Gross Receipts received daily by Developer (the "Percentage Payment"). The Percentage Payment shall be remitted daily by Developer to the City by electronic wire transfer of funds commencing on January 1, 2006 and continuing throughout the term of this Agreement (the "Payment Period"). If in any calendar year during the Payment Period Developer's aggregate Adjusted Gross Revenues for such year equals Four Hundred Million Dollars ($400,000,000) (the "Target Amount"), then commencing on the date such Target Amount is reached and continuing to the end of that calendar year, the Percentage Payment shall be increased to two percent (2%). Additionally, within ten (10) Business Days of the date the Target Amount is reached, Developer shall pay to the City an amount equal to Four Million Dollars ($4,000,000). For ease of administration and to the extent practicable, the procedures for daily remittance of the Percentage Payment shall be consistent with the procedures used by the State for the remittance of the City's portion of the wagering tax.

        (b)  The requirements of Section 3.16(a) are in lieu of Developer's obligation to establish and fund the Business Development Fund as described on Exhibit 8.1(m) of the Amended Agreement and the JEPAB and such obligations are hereby terminated, except as specifically referenced in Section 3.16(a). In addition, the requirements of Section 3.16(a) are in consideration of the City's agreement pursuant to Section 2.2 to defer Developer's obligation to construct the Additional Hotel Rooms as required under the Amended Agreement. At the Closing, Developer shall release any rights it may have to demand repayment of any such funds previously paid to or on behalf of the City and no such funds shall offset any amounts otherwise payable to the City by Developer.

        (c)  Developer's obligations under Section 3.16(a) shall be suspended for so long as there exists any order or injunction issued by any court having proper jurisdiction in the matter, which order or injunction either (i) revokes or suspends Developer's Casino License for reasons beyond Developer's control; or (ii) enjoins Developer or anyone on its behalf from operating the Casino or (iii) would deprive Developer of a material portion of the economic benefits anticipated from the Casino Complex.

        (d)  The City agrees to establish the Minority Business Development Fund from the funds received from Developer under Section 3.16(a)(ii), together with (x) funds in the same amounts which the City will require to be paid by the other Detroit Casino Developers and (y) an additional Ten Million Dollars ($10,000,000) from other funds received hereunder from Developer and all other Detroit Casino Developers under their respective development agreements.

  3.17 Guaranty and Keep Well Agreement

        At closing, Developer will cause Parent Company to re-execute and deliver a Guaranty and Keep Well Agreement in substantially the form of Exhibit 3.17 attached hereto.

4. Representations and Warranties

  4.1 Representations and Warranties of Developer

        Subject to Section 3.12 (Veracity of Statements), Developer represents and warrants to City that each of the following statements is true and accurate as of the Closing, except as otherwise indicated herein or in the Exhibits referenced herein:

        (a)  Developer is a limited liability company duly organized and validly existing under the laws of Delaware, and has all requisite power and authority to enter into and perform its obligations under this Agreement and all other agreements and undertakings to be entered into by Developer in connection herewith.

        (b)  This Agreement and, to the extent such documents currently exist in a form accepted by City and Developer, each document contemplated or required by this Agreement to which Developer is a party has been duly authorized by all necessary action on the part of, and has been or will be duly executed and delivered by, Developer; is binding on Developer; and is enforceable against Developer in accordance with its terms, subject to applicable principles of equity and insolvency laws.

        (c)  Attached hereto is Exhibit A containing Sections A-CC (each a "Section"), which include certain representations, warranties and commitments of Developer. When considered individually, no Section contains an untrue statement or omits to state any material fact which would cause such statement to be materially misleading.

        (d)  Developer is not a party to any agreement, document or instrument that has a material adverse effect on the ability of Developer to carry out its obligations under this Agreement.

        (e)  Neither execution of this Agreement nor discharge by Developer of any of its obligations hereunder shall cause Developer to be in violation of any applicable law, or regulation, its charter or other organizational documents or any agreement to which it is a party.

  4.2 Representations and Warranties of the City

        City represents and warrants to Developer that each of the following statements is true and accurate as of the Closing:

        (a)  City is a validly existing municipal corporation and has all requisite power and authority to enter into and perform its obligations under this Agreement, and all other agreements and undertakings to be entered into by City in connection herewith.

        (b)  This Agreement and, to the extent such documents currently exist in a form accepted by City and Developer, each document contemplated or required by this Agreement to which City is a party has been duly authorized by all necessary action on the part of, has been or will be duly executed and delivered by City; is binding on City; and is enforceable against City in accordance with its terms, subject to applicable principles of equity and insolvency laws.

        (c)  Neither execution of this Agreement nor discharge by the City of any of its obligations hereunder shall cause City to be in violation of any applicable law, or regulation, its charter or organizational documents or any agreement to which it is a party.

        (d)  The term sheets dated March 26, 2002 entered by the City, the EDC and other Detroit Developers are substantially consistent with the Term Sheet of that date entered into by the City, the EDC and Developer.

  4.3 Representations and Warranties of the EDC

        EDC represents and warrants to Developer that each of the following statements is true and accurate as of the Closing:

        (a)  EDC is a validly existing State public body corporate and has all requisite power and authority to enter into and perform its obligations under this Agreement, and all other agreements and undertakings to be entered into by EDC in connection herewith.

        (b)  This Agreement and, to the extent such documents currently exist in a form accepted by EDC and Developer, each document contemplated or required by this Agreement to which EDC is a party has been duly authorized by all necessary action on the part of, has been or will be duly executed and delivered by EDC; is binding on EDC; and is enforceable against EDC in accordance with its terms, subject to applicable principles of equity and insolvency laws.

        (c)  Neither execution of this Agreement nor discharge by the EDC of any of its obligations hereunder shall cause EDC to be in violation of any applicable law, or regulation, its charter or other organizational documents or any agreement to which it is a party.

5. Other Obligations of City

  5.1 Re-Selection

        (a)  For purposes of this Section 5.1, "Triggering Event" means the ineligibility of Developer to operate the Casino as a result of a final, non-appealable court judgment or court order or any re-selection process undertaken by the City as a result of any final, non-appealable court judgment or order, other than a court judgment or court order issued in connection with any action resulting from the City's enforcement of its respective rights under this Agreement.

        (b)  The City agrees to use its reasonable best efforts to have three casino developers as permitted under the Act. Accordingly, in the event a Triggering Event occurs, the City agrees to use its reasonable best efforts to reselect a developer (a "New Developer") with which the City and EDC will enter into a development agreement (a "New Agreement") for the development of a casino complex, upon the terms and conditions set forth in Section 5.1(c).

        (c)  If the New Agreement is not with the Developer, the New Agreement will require that the New Developer purchase from Developer for cash Developer's assets, business and operations relating to the Casino Complex (including any uncompleted portions of the Casino Complex), as a going concern, at their fair market value pursuant to a purchase and sale agreement in form and substance satisfactory to Developer. Such fair market value shall be determined by an investment banker knowledgeable in casino gaming matters selected by agreement of Developer and the New Developer. If Developer and New Developer cannot agree on the selection of an investment banker, the fair market value shall be determined by an investment banker selected by the City who has not been materially involved with the Detroit Casino Complexes and who is knowledgeable in casino gaming matters. The New Developer's obligation to purchase the Casino Complex will be conditioned upon and subject to Developer's assignment to New Developer of any premise leases for the Casino Complex, together with any landlord's consent if required pursuant to any such leases. The assets to be sold shall exclude all of Developer's intellectual property, including without limitation, trademarks, trade names, copyrights, patents, trade secrets, processes and other proprietary information.

        (d)  Developer agrees to enter into a purchase and sale agreement which meets the requirements of Section 5.1(c) with the New Developer pursuant to which Developer will sell to New Developer for cash Developer's assets, business and operations relating to the Casino Complex, as a going concern, and to assign to New Developer any premises leases for the Casino Complex, all as provided in this Section 5.1.

        (e)  To the extent permitted by law, the provisions of this Section 5.1 shall, survive termination of this Agreement and shall be severable from the other provisions of this Agreement (including the provisions of this Agreement permitting Developer to operate the Casino) and shall continue in effect and shall be enforced regardless of whether any or all of the other provisions of this Agreement are adjudicated to be invalid or unenforceable.

6. Default

  6.1 Events of Default

        The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

        (a)  Subject to Force Majeure, if Developer or City fails to substantially perform or comply with any commitment, agreement, covenant, term or condition (other than those specifically described in any other subparagraph of this Section 6.1) of this Agreement, including those certain covenants set forth in Section 3.5 hereof, and in such event if said defaulting party shall fail to remedy any such default within thirty (30) days after receipt of written notice of default with respect thereto; provided, however, that if any such default is reasonably susceptible of being cured within one hundred eighty (180) days, but cannot with due diligence be cured by the defaulting party within thirty (30) days, and if the defaulting party commences to cure the default within thirty (30) days and diligently prosecutes the cure to completion, then the defaulting party shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within one hundred eighty (180) days of the first notice of such default to said defaulting party; provided, however, that if the cure can be accomplished by the payment of money, the failure to pay is not a diligent commencement of a cure;

        (b)  If Developer shall make a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due;

        (c)  If Developer shall file a voluntary petition under any title of the United States Bankruptcy Code, as amended from time to time, or if such petition is filed against Developer and an order for relief is entered, or if Developer shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, or shall seek or consent to or acquiesce to or suffer the appointment of any trustee, receiver, custodian, assignee, liquidator or similar official of Developer, or of all or any substantial part of its properties or of the Casino Complex or any interest therein of Developer;

        (d)  If within ninety (90) days after the commencement of any proceeding against Developer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, such proceeding shall not have been dismissed; or if within ninety (90) days after the appointment, without the consent or acquiescence of Developer of any trustee, receiver, custodian, assignee, liquidator or other similar official of Developer or of all or any substantial part of its properties or of the Casino Complex or any interest therein of Developer, such appointment shall have not been vacated or stayed on appeal or otherwise, or if within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated;

        (e)  If any representation or warranty made by Developer hereunder is intentionally false or misleading in any material respect when made and such false or misleading representation or warranty has a material adverse effect on the Casino Complex;

        (f)    If a default shall occur, which has not been cured within any applicable cure period, under, or if there is any attempted withdrawal, disaffirmance, cancellation, repudiation, disclaimer of liability or contest of obligations (other than a contest as to performance of such obligations) under any agreement which guaranties the payment or performance of any of the obligations of Developer to City and/or EDC hereunder, other than as may be permitted in such agreement;

        (g)  Subject to Force Majeure, if in accordance with Section 9 Developer fails to maintain in full force and policies of insurance meeting the requirements of Section 9 and in such event Developer fails to remedy such default within five (5) Business Days after Developer's receipt of written notice of default with respect thereto from City;

        (h)  If the construction of the Casino Complex at any time is discontinued or suspended for a period of forty-five (45) consecutive calendar days, subject to Force Majeure and is not restarted prior to Developer's receipt of written notice of default hereunder;

        (i)    If the Final Completion does not occur by the Final Completion Date;

        (j)    If the Casino License is revoked by a final, non-appealable order or Developer fails to renew its Casino License; or

        (k)  If Developer fails to make any of those payments described in Section 3.16 when required and fails to make such payment within five (5) days after receiving written notice of default from the City.

  6.2 Remedies

        (a)  Subject to the limitations set forth in Section 6.5, upon an Event of Default, City and/or EDC, as applicable, shall have the right if it so elects: (i) to any and all remedies available at law or in equity; (ii) to terminate this Agreement; (iii) to receive liquidated damages as and to the extent set forth in this Agreement and (iv) to institute and prosecute proceedings to enforce in whole or in part the specific performance of this Agreement by Developer, and/or to enjoin or restrain Developer from commencing or continuing said breach, and/or to cause by injunction Developer to correct and cure said breach or threatened breach (a "Specific Performance Proceeding"). Except as and to the extent set forth in Section 6.5, none of the remedies enumerated herein is exclusive and nothing herein shall be construed as prohibiting City and/or EDC, as applicable, from pursuing any other remedies at law, in equity or otherwise available to it under the Agreement.

        (b)  Subject to the limitations set forth in Section 6.5, the rights and remedies of the City and EDC, as applicable, whether provided by law or by this Agreement, shall be cumulative, and the exercise by the City and/or EDC of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by the City and/or EDC shall apply to obligations beyond those expressly waived in writing.

        (c)  (i) Subject to Section 6.2(c)(ii) below, if the City and/or EDC, as applicable, fails to perform an act required under this Agreement within the time specified in this Agreement (or if no time is specified, within a reasonable time), Developer's sole and exclusive remedies against City and/or EDC shall be to institute and prosecute proceedings to: (x) enforce in whole or in part the specific performance of this Agreement by City and/or EDC, and/or to enjoin or restrain City and/or EDC from commencing or continuing said breach, and/or cause by injunction City and/or EDC to correct and cure said breach or threatened breach; or (y) reform this Agreement in such respects as may be determined to be equitable in light of the failure of City and/or EDC.

        (c)  (ii) Notwithstanding anything to the contrary set forth in Section 6.2(c)(i) above, with respect to any defaults or breaches by the City and/or EDC of any of their obligations under Section 5.1 or Section 14.26, Developer shall have available all rights and remedies under applicable law, in equity, or under this Agreement, on a cumulative basis, and the exercise by Developer of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach.

        (d)  If an Event of Default shall occur to which a Mandatory Sale is a remedy available to the City (a "Significant Event of Default"), the following procedures shall be applicable and shall constitute a Mandatory Sale:

  (1)
  Following the occurrence of a Significant Event of Default which has not been cured within the time provided by this Agreement (a "Matured Significant Event of Default"), the City may, on written notice to Developer delivered within sixty (60) days following the Significant Event of Default becoming a Matured Significant Event of Default (the "Mandatory Sale Notice"), institute the procedures set forth in this Section 6.2(d); provided however; (i) if the City fails to deliver such Mandatory Sale Notice to Developer within such sixty (60) day period, the City shall be deemed to have waived the Mandatory Sale remedy with respect to that Matured Significant Event of Default, and (ii) notwithstanding the expiration of the applicable cure period, if Developer shall have cured the Matured Event of Default prior to the delivery of such Mandatory Sale Notice, the remedy of Mandatory Sale shall not be available with respect to that Matured Significant Event of Default.

  (2)
  Following receipt of a timely Mandatory Sale Notice, Developer shall commence good faith efforts to dispose of the Casino Complex in a manner consistent with this Agreement, including satisfying all the requirements of Section 8. In effecting such disposition, Developer shall be entitled to seek to maximize its own economic return, subject to consultation with the City and taking into account the findings set forth in Section 1.1 (Findings). Subject to Section 6.2(d)(3), during the period in which Developer is endeavoring to effect the disposition of the Casino Complex in a Mandatory Sale (the "Sale Period"), it shall continue to operate the Casino Complex pursuant to and in accordance with this Agreement.

  (3)
  Notwithstanding anything to the contrary provided for in Section 6.2(d)(2) above, the Casino Complex shall be operated during the Sale Period by a conservator qualified under the Act on the occurrence and for the duration of any of the following events: (i) Developer's Casino License is revoked by a final, non-appealable order or Developer fails to renew its Casino License; (ii) at the election of City upon written notice to Developer, if the disposition of the Casino Complex has not been completed within three (3) years following delivery of a timely Mandatory Sale Notice; (iii) at the election of City upon written notice to Developer, upon the occurrence of a Matured Significant Event of Default other than the one giving rise to the Mandatory Sale Notice.

  (4)
  Prior to completion of the disposition of the Casino Complex pursuant to a Mandatory Sale, Developer and City may mutually agree to terminate the disposition process, in which event the Mandatory Sale Notice shall be deemed to have been withdrawn and to be of no force or effect.

  (5)
  For purposes of Section 6.5(b)(2), the term "Shortfall Amount" shall mean the amount, if any, by which the (x) City's share of the Wagering Tax and (y) Municipal Services Fee derived from the operation of the Casino Complex during the Sale Period is less than the lesser of (1) eighty percent (80%) of the (x) City's share of the Wagering Tax and (y) Municipal Services Fee derived from the operation of the Casino Complex for the full twelve (12) calendar months immediately preceding the delivery of the Mandatory Sale Notice (or if the Casino Complex has been open for fewer than twelve (12) months, for that number of full calendar months that it has been opened) divided by twelve (12) (or such fewer number of full months in which the Casino Complex has been open) and multiplied by the number of full calendar months of the Sale Period; or (2) eighty percent (80%) of fifty percent (50%) of the (x) City's share of the Wagering Tax and (y) Municipal Services Fee derived from the operation of the other Detroit Casino Complexes during the Sale Period; provided however, in no event shall the Shortfall Amount exceed Fifty Million Dollars ($50,000,000). By way of illustration, if: (i) the Sale Period is eighteen (18) months; (ii) the (x) City's share of Wagering Tax and (y) Municipal Services Fee derived from the Casino Complex during the twelve (12) month period preceding the Sale Period is Twenty-Four Million Dollars ($24,000,000); (iii) the (x) City's share of the Wagering Tax and (y) Municipal Services Fee derived from the Sale Period is Twenty-Four Million Dollars ($24,000,000); and (iv) eighty percent (80%) of fifty percent (50%) of the aggregate of the (x) City's share of the Wagering Tax and (y) Municipal Services Fee derived from the other Detroit Casino Complexes during the Sale Period is Thirty Million Dollars ($30,000,000), then the Shortfall Amount computed under clause (1) would be Four Million Eight Hundred Thousand Dollars ($4,800,000) ($1.6 million multiplied by 18, i.e. $28.8 million; reduced by $24 million), and the Shortfall Amount computed under clause (2) would be Six Million Dollars ($6,000,000) ($30 million reduced by $24 million). Since the computation under clause (1) produces a lower number than the computation under clause (2), the Shortfall Amount computed under clause (1) would apply.

        (e)  If the City elects to receive liquidated damages upon the occurrence of an Event of Default enumerated in Section 6.5(a) or (e), Developer shall pay to City as the sole remedy of the City and as liquidated damages (and not as a penalty), an amount per calendar day for each calendar day during the "Damage Period," as hereinafter defined, equal to Fifty Thousand Dollars ($50,000). For purposes of this Section 6.2(e), the Damage Period shall commence on the date the City delivers written notice to Developer of its election to receive liquidated damages pursuant to Section 6.5(a) or (e) and shall continue until the date that such default is cured. The foregoing limitation on City's remedies shall in no way limit or diminish City's rights or remedies under the Guaranty and Keep Well Agreement.

        (f)    EDC agrees that (1) it has no right to, and shall not attempt to elect to exercise or exercise any remedy on behalf of the City under this Agreement and Guaranty and Keep Well Agreement and (2) it shall not elect to exercise or exercise any remedy under this Agreement and Guaranty and Keep Well Agreement without the consent of the Mayor.

  6.3 Termination

        Except for the provisions that by their terms survive, this Agreement shall terminate as provided in this Agreement.

  6.4 Liquidated Damages

        City, EDC and Developer covenant and agree that because of the difficulty and/or impossibility of determining City's and/or EDC's damages upon certain Events of Default and breaches of this Agreement as set forth in Sections 6.2(d) and (e), by way of detriment to the public benefit and welfare of the City through lost employment opportunities, lost tourism, degradation of the economic health of the City and loss of revenue, both directly and indirectly, Developer shall pay to City, as liquidated damages and not as a penalty, the sum or sums set forth in Sections 6.2(d) and (e) that pertain to the specified Event of Default.

  6.5 Limitation of Remedies

        City's and EDC's remedies under Sections 6.2(a) and (b) for and only for the Events of Default enumerated below in this Section 6.5, shall be limited as follows:

        (a)  Upon an Event of Default arising under Section 6.1(a) due to the breach by Developer of any of its obligations specified in Section 1.4 (Closing) or Section 6.1(k), City may elect either to (i) institute a Specific Performance Proceeding; and/or (ii) (x) receive liquidated damages from Developer calculated as set forth in Section 6.2(e); and/or (y) terminate this Agreement and require a Mandatory Sale.

        (b)  Upon an Event of Default arising under Section 6.1(a) due to a breach by Developer of any of the following obligations specified in this Section 6.5(b), City may elect either to (i) institute a Specific Performance Proceeding; and/or either (ii) require a Mandatory Sale and receive the Shortfall Amount as liquidated damages from Developer; or (iii) receive actual damages from Developer: Section 3.12 (Veracity of Statements); Section 3.13 (Use of Casino Complex); failure of Developer to complete the Restoration as required under Section 11 (Damage and Destruction); or upon an Event of Default arising under Sections 6.1(b), (c), (d), (e), (f) or (j).

        (c)  Upon an Event of Default arising under Section 3.3 (Radius Restriction) by Developer and/or Parent Company, City may elect either to (i) institute a Specific Performance Proceeding and/or (ii) terminate this Agreement.

        (d)  Upon an Event of Default arising under Section 6.1(a) due to the breach by Developer of any of its obligations under Section 3.1 (Casino Complex Operations), City may elect either to (i) institute a Specific Performance Proceeding and/or (ii) receive actual damages from Developer, provided however, that if in a Specific Performance Proceeding, the arbitrator or arbitrators determine that Developer is not maintaining or operating the Casino Complex in a manner consistent with First Class Casino Complex Standards, but are unable or unwilling to fashion a specific performance remedy, in lieu thereof the arbitrator or arbitrators may require Developer to increase its spending for capital improvements or maintenance by Five Hundred Thousand Dollars ($500,000) over the ensuing twelve (12) month period (the "Initial Period"). If during the twelve (12) month period immediately following the Initial Period (the "Subsequent Period"), the City, by reason of an additional Event of Default under Section 6.1(a) due to a breach by Developer of any of its obligations under Section 3.1, initiates a Specific Performance Proceeding, and the arbitrator or arbitrators determine that Developer is not maintaining or operating the Casino Complex in a manner consistent with First Class Casino Complex Standards, but are unable or unwilling to fashion a specific performance remedy, in lieu thereof the arbitrator or arbitrators may require Developer to increase its spending for capital improvements or maintenance by One Million Dollars ($1,000,000) over the ensuing twelve (12) month period.

        (e)  Upon an Event of Default arising under Section 6.1(i), City may elect either to (i) institute a Specific Performance Proceeding; and/or either (ii) require a Mandatory Sale and receive the Shortfall Amount as liquidated damages from Developer; (iii) receive actual damages from Developer; or (iv) receive liquidated damages from Developer.

        The foregoing limitations on City's and EDC's remedies under Section 6.5 shall in no way limit or diminish any other right of City or EDC under this Agreement or otherwise, including City's or EDC's rights or remedies (x) under the Guaranty and Keep Well Agreement, or under any other guaranty, indemnity, instrument or agreement or (y) under Sections 3.6 (Default Rate), 6.2(d) and (e), Section 7 (City's right to perform Developer's covenants), Section 9 (Insurance) or Section 11 (Damage and Destruction).

7. City's Right to Perform Developer's Covenants

        If Developer at any time shall fail to take out, pay any insurance premiums for, maintain or deliver any of the insurance policies in the manner provided for herein, or shall fail to pay any sums, costs, expenses, charges, payments or deposits to be paid by Developer hereunder after notice and the expiration of any applicable cure period, City, without waiving or releasing Developer from any obligation of Developer contained in this Agreement or waiving or releasing any rights of City hereunder, at law or in equity, may (but shall be under no obligation to) pay any such sums, costs, expenses, charges, payments or deposits payable by Developer hereunder. All sums paid by City and all costs and expenses incurred by City in connection with the performance of any such obligation, together with interest thereon at the Default Rate from the respective dates of City's making of each such payment or incurring of each such sum, cost, liability, expense, charge, payment or deposit until the date of actual repayment to City, shall be paid by Developer to City on demand. Any payment or performance by City pursuant to the foregoing provisions of this Section shall not be nor be deemed to be a waiver or release of breach or default of Developer with respect thereto or of the right of City to take such other action as may be permissible hereunder, at law or in equity if an Event of Default by Developer shall have occurred. The City's rights under this Section 7 shall survive termination of this Agreement.

8. Transfers

  8.1 Transfer of Development Agreement

        Developer shall not, whether by operation of law or otherwise, Transfer this Agreement or the Casino Complex without the prior written consent of the Mayor and City Council; provided, however, that the Mayor and City Council's right to consent to the Transfer of the Casino Complex shall be of no further force and effect at such time as the business operated at the Casino Complex no longer includes gaming activities.

  8.2 Transfer of Ownership Interest

        (a)  For purposes of this Section 8.2, "Restricted Owner" means (i) Developer and (ii) any Person who directly or indirectly owns or holds any interest in Developer or any Casino Component Manager/Operator of a Component other than any Person who would be a Restricted Owner due solely to that Person's ownership of (x) a direct or indirect interest in a Publicly Traded Corporation or (y) a five percent (5%) or less direct or indirect interest in (1) Developer unless, in the case of clause (y), upon completion of any Transfer the transferee will in the aggregate own or hold a five percent (5%) or more direct or indirect ownership interest in Developer, or (2) the Casino Component Manager/Operator of a Component. The covenants that Developer is to perform under this Agreement for City's and EDC's benefit and the services that each Casino Component Manager/Operator of a Component renders with respect to the Casino Complex are personal in nature. City and EDC are relying upon Developer and the Casino Component Manager/Operators in the exercise of their skill, judgment, reputation and discretion with respect to the Casino Complex. From and after the Execution Date under the Amended Agreement, any Transfer by a Restricted Owner of (x) any direct ownership interest in Developer or any Casino Component Manager/Operator of a Component, whether held by virtue of partnership, limited liability company, corporation or other form of entity; or (y) any ownership interest in any Restricted Owner, whether held by virtue of partnership, limited liability company, corporation or through other form of entity shall require the prior written consent of City, provided that with respect to a Transfer by any Restricted Owner other than a Transfer by Developer, any Affiliate of Developer or any Affiliate of any Casino Component Manager/Operator of a Component, City shall not withhold its consent to any Transfer unless the transferee (i) is in default on any debts due City, EDC or any other entity (a "Municipal Supported Entity") that receives or received any City funding or subsidy to carry out its activities; (ii) has defaulted on any other material obligations to City, EDC or any Municipal Supported Entity whether or not such default has been cured; or (iii) has engaged in any frivolous litigation or made any frivolous claims against City as determined by a court, or has been found liable to the City for abuse of process or malicious prosecution with respect to claims against the City.

        (b)  Nothing contained in this Section 8.2 shall prevent a Transfer of (x) an ownership interest in a Restricted Owner by: (i) Parent Company or an Affiliate of Parent Company to an entity which has succeeded to all or a substantial portion of the assets of Parent Company or such Affiliate; or (ii) any Person (1) to that Person's spouse, child or parent ("Family Members"); (2) to an entity whose beneficial owners consist solely of such transferor and/or the Family Members of the transferor; (3) to the beneficial owners of the transferor if the transferor is an entity; (4) to any Person who owns any direct or indirect interest in any Restricted Owner; (5) to any Person to whom the City previously has consented to a Transfer; (6) by operation of law; and (7) to an institutional lender on account of a pledge to such lender or (y) an ownership interest in Developer or Restricted Owner or in any Affiliate of Developer or Restricted Owner in connection with a public offering registered pursuant to the Securities Act.

        (c)  All transferees shall hold their interests subject to the restrictions of this Section 8.

        (d)  Developer shall notify City as promptly as practicable upon Developer becoming aware of any Transfer.

        (e)  Developer agrees to (x) include in all Casino Component Management Agreements of a Component a transfer restriction provision substantially similar to the transfer restriction set forth in this Section 8.2 and to cause the Casino Component Manager/Operator of a Component to acknowledge that City is a third-party beneficiary of such provision; and (y) cause each Restricted Owner, other than a Publicly Traded Corporation, to (1) place a legend on its ownership certificate, if any, or include in its organizational documents, a transfer restriction provision substantially similar to the transfer restriction set forth in this Section 8.2 and (2) either enforce such provision or acknowledge that City is a third-party beneficiary of such provision.

9. Insurance

  9.1 Maintain Insurance

        Developer shall maintain in full force and effect the types and commercially reasonable amounts of insurance as set forth on Exhibit 9.1 to the extent available at commercially reasonable rates. Self insurance shall be permitted in accordance with First Class Casino Complex Standards.

  9.2 Form of Insurance and Insurers

        Whenever, under the terms of this Agreement, Developer is required to maintain insurance, City and EDC shall be additional named insureds in all such insurance policies to the extent of their insurable interest, if any. All policies of insurance provided for in this Agreement shall be effected under valid and enforceable policies, in commercially reasonable form issued by responsible insurers which are authorized to transact business in the State, having a Best rating of not less than A+ or its equivalent from another recognized rating agency. As soon as practicable following the Closing Date, Developer shall deliver to City and EDC a copy of each policy, together with proof reasonably satisfactory to City and EDC that the full premiums have been paid or provided for at least the first year of the term of such policies. Thereafter, as promptly as practicable prior to the expiration of each such policy, Developer shall deliver to City and EDC an Accord certificate, together with proof reasonably satisfactory to City and EDC that the full premiums have been paid or provided for at least the renewal term of such policies and as promptly as practicable, a copy of each renewal policy.

  9.3 Other Policies

        Developer shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Agreement unless City and EDC are additional named insureds therein to the extent of their insurable interest, if any, with loss payable as provided in Section 9.2. Developer shall as promptly as practicable notify City and EDC of the taking out of any such separate insurance and shall cause copies of the original policies in respect thereof to be delivered as required in Section 9.2.

  9.4 Insurance Notice

        Each such policy of insurance to be provided hereunder shall contain, to the extent obtainable on a commercially reasonable basis, (a) a provision that no act or omission of Developer which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company to pay City or EDC the amount of any loss sustained to the extent of its insurable interest, if any, and (b) an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days prior written notice by registered mail, return receipt requested, to City and EDC.

  9.5 Keep in Good Standing

        Developer shall observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Casino Complex and Developer shall so perform and satisfy the requirements of the companies writing such policies.

  9.6 Blanket Policies

        Any insurance provided for in this Article may be provided by blanket and/or umbrella policies issued to Developer covering the Casino Complex and other properties owned or leased by Developer; provided, however, that the amount of the total insurance allocated to the Casino Complex shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required without possibility of reduction or coinsurance by reason of, or damage to, any other premises covered therein, and provided further that in all other respects, any such policy or policies shall comply with the other specific insurance provisions set forth herein and Developer shall make such policy or policies or a copy thereof available for review by City and EDC at the Casino Complex.

10. Environmental

  10.1 Representations and Warranties

        Developer, as a further inducement to the City to enter into this Agreement makes the following representations and warranties:

  (a)
  Neither Developer nor any Affiliate of Developer, has disposed, stored, discharged, treated, or released any hazardous substance or waste, as defined in the Environmental Laws, in violation of any Environmental Law, at, on, in, under, to or from the Railroad Property.

  (b)
  Developer has complied in all material respects with all Environmental Laws, to the extent applicable to Developer in connection with the Railroad Property.

  10.2 Indemnity

        Developer shall indemnify, defend and hold harmless the City from any and all claims or demands (including reasonable attorney's fees) resulting directly or indirectly from violation of Section 10.1.

  10.3 Survival

        The provisions of this Section 10 shall survive any termination of this Agreement and shall not be deemed to be merged with any deed.

11. Damage and Destruction

  11.1 Damage or Destruction

        In the event of damage to or destruction of improvements at the Casino Complex or any part thereof by fire, casualty or otherwise, Developer, at its sole expense and whether or not the insurance proceeds, if any, shall be sufficient therefor, shall promptly repair, restore, replace and rebuild (collectively, "Restore") the improvements, as nearly as possible to the same condition that existed prior to such damage or destruction using materials of an equal or superior quality to those existing in the improvements prior to such casualty. All work required to be performed in connection with such restoration and repair is hereinafter called the "Restoration." Developer shall obtain a permanent certificate of occupancy as soon as practicable after the completion of such Restoration. If neither Developer nor any Mortgagee shall commence the Restoration of the improvements or the portion thereof damaged or destroyed promptly following such damage or destruction and adjustment of its insurance proceeds, or, having so commenced such Restoration, shall fail to proceed to complete the same with reasonable diligence in accordance with the terms of this Agreement, City may, but shall have no obligation to, complete such Restoration at Developer's expense. Upon City's election to so complete the Restoration, Developer immediately shall permit City to utilize all insurance proceeds which shall have been received by Developer, minus those amounts, if any, which Developer shall have applied to the Restoration, and if such sums are insufficient to complete the Restoration, Developer, on demand, shall pay the deficiency to City. Each Restoration shall be done subject to the provisions of this Agreement.

  11.2 Use of Insurance Proceeds

        (a)  Subject to the conditions set forth below, all proceeds of casualty insurance on the improvements shall be made available to pay for the cost of Restoration if any part of the improvements are damaged or destroyed in whole or in part by fire or other casualty. All such insurance proceeds, less the cost of collection, shall be paid into a trust account to be created by an independent third party ("Insurance Trustee") to be chosen by (i) the First Mortgagee if the Casino Complex is encumbered by a First Mortgage or (ii) Developer and City in the event there is no First Mortgagee, within ten (10) days of when the proceeds are to be made available. Nothing herein shall prohibit the First Mortgagee from acting as the Insurance Trustee. If Developer or City for whatever reason, cannot or will not participate in the selection of the Insurance Trustee, then the other party shall select the Insurance Trustee. Developer shall name the Insurance Trustee appointed pursuant to this Section 11.2 as the sole loss payee on Developer's casualty insurance. If those parties who participate in the selection process cannot agree on the selection of the Insurance Trustee, either City or Developer may apply to the Circuit Court for the County for the appointment of a local bank having a capital surplus in excess of Two Hundred Million Dollars ($200,000,000) as the Insurance Trustee. The Insurance Trustee shall hold the insurance proceeds in trust to be disbursed in stages to pay for the cost of the Restoration, as hereafter provided. The Insurance Trustee shall deposit the insurance proceeds in an interest bearing account and any after tax interest earned thereon shall be added to the insurance proceeds. All fees and expenses of the Insurance Trustee shall be paid by Developer.

        (b)  Promptly following any damage or destruction to the improvements by fire, casualty or otherwise, Developer shall:

    (1)
    give written notice of such damage or destruction to City and each Mortgagee; and

    (2)
    deliver an agreement by Developer to complete the Restoration in a reasonable amount of time plus periods of time as performance by Developer is prevented by Force Majeure events (other than financial inability) after occurrence of the fire or casualty.

        (c)  After satisfaction of the conditions specified in paragraph (b) of this Section, insurance proceeds shall be paid to Developer, or City, as the case may be, from time to time thereafter in installments, but not more frequently than once a month, upon application to be submitted from time to time by Developer to Insurance Trustee showing the cost of work, labor, services, materials, fixtures and equipment incorporated in the Restoration, or incorporated therein since the last previous application, and paid for by Developer or then due and owing. The amount of any installment to be paid to Developer shall be such proportion of the total insurance proceeds as the cost of work, labor, services, materials, fixtures and equipment theretofore incorporated by Developer into the Restoration bears to the total estimated cost of the Restoration by Developer, less all payments heretofore made to Developer out of the insurance proceeds. Upon completion of and payment for the Restoration by Developer, the balance of the insurance proceeds shall be paid over to Developer, subject to the rights of any Mortgagee named as an insured. If the estimated cost of any Restoration exceeds the insurance proceeds received by Insurance Trustee, then prior to the commencement of such Restoration or thereafter if at any time that the cost to complete the Restoration exceeds the unapplied portion of such insurance proceeds, Developer shall from time to time immediately deposit with Insurance Trustee cash funds in the amount of such excess, to be held and applied by Insurance Trustee in accordance with the provisions hereof. If City elects to make the Restoration at Developer's expense, as provided in Section 11.1, then, as provided above with respect to Developer, Insurance Trustee shall pay over the insurance proceeds to City, from time to time, upon City's application accompanied by a certificate containing the statements required under clauses (i), (ii) and (iii) of Section 11.2(d)(1), to the extent not previously paid to Developer pursuant to this Section 11.2(c), and Developer shall pay to Insurance Trustee, on demand, any sums which City certifies to be an estimate of the amount necessary to complete the Restoration, less the undisbursed insurance proceeds.

        (d)  The following shall be conditions precedent to each payment made to Developer as provided in Section 11.2:

    (1)
    There shall be submitted to Insurance Trustee the certificate of the architect stating (i) that the sum then requested to be withdrawn either has been paid by Developer or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished work, labor, services, materials, fixtures or equipment for the work and giving a brief description of such work, labor, services, materials, fixtures or equipment and the principal subdivisions or categories thereof and the several amounts so paid or due to each of said Persons in respect thereof, and stating in reasonable detail the progress of the Restoration up to the date of said certificate; (ii) that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Developer; and (iii) that the balance of the insurance proceeds held by Insurance Trustee will be sufficient, upon completion of the Restoration, to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion.

    (2)
    There shall be furnished to Insurance Trustee appropriate sworn statements and lien waivers (which comply with the mechanics' lien laws of the State) from all Persons receiving payment under such draw.

    (3)
    There shall be furnished to Insurance Trustee a title search, or a similar certificate of a title insurance company reasonably satisfactory to Insurance Trustee, showing that there are no liens affecting the Casino Complex or any part thereof in connection with work done, authorized or incurred at or relating to the Casino Complex which had not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn.

        (e)  Notwithstanding anything in this Section 11.2 to the contrary, insurance proceeds for any fire or casualty of less than Forty Million Dollars ($40,000,000) shall not be paid to the Insurance Trustee to be disbursed as provided in Section 11.2, but instead such proceeds shall be paid by the insurer directly into a segregated account established by Developer for the purpose of funding the Restoration. This account is established as an assurance fund to guarantee the completion of the Restoration. Developer retains the right to withdraw funds from this account to pay for the Restoration and to any excess funds in the account following completion of the Restoration. Upon receipt of such proceeds in the account, Developer shall promptly undertake and complete the Restoration in accordance with this Article.

  11.3 No Termination

        No destruction of or damage to the improvements, or any portion thereof or property therein by fire, flood or other casualty, whether such damage or destruction be partial or total, shall permit Developer to terminate this Agreement or relieve Developer from its obligations hereunder.

  11.4 Condemnation

        If a Major Condemnation occurs, this Agreement shall terminate, and no party to this Agreement shall have any claims, rights, obligations, or liabilities towards any other party arising after termination, other than as provided for herein. If a Minor Condemnation occurs or the use or occupancy of the Casino Complex or any part thereof is temporarily requisitioned by a civil or military governmental authority, then (a) this Agreement shall continue in full force and effect; (b) Developer shall promptly perform all Restoration required in order to repair any physical damage to the Casino Complex caused by the Condemnation, and to restore the Casino Complex, to the extent reasonably practicable, to its condition immediately before the Condemnation. If a Minor Condemnation occurs, any Proceeds in excess of Forty Million Dollars ($40,000,000) will be and are hereby, to the extent permitted by applicable law and agreed to by the condemnor, assigned to and shall be withdrawn and paid into an escrow account to be created by an escrow agent (the "Escrow Agent") selected by (i) the First Mortgagee if the Casino Complex is encumbered by a First Mortgage; or (ii) Developer and City in the event there is no First Mortgagee, within ten (10) days of when the Proceeds are to be made available. If Developer or City for whatever reason cannot or will not participate in the selection of the Escrow Agent, then the other party shall select the Escrow Agent. Nothing herein shall prohibit the First Mortgagee from acting as the Escrow Agent. This transfer of the Proceeds, to the extent permitted by applicable law and agreed to by the condemnor, shall be self-operative and shall occur automatically upon the availability of the Proceeds from the Condemnation and such Proceeds shall be payable into the escrow account on the naming of the Escrow Agent to be applied as provided in this Section 11.4. If City or Developer are unable to agree on the selection of an Escrow Agent, either City or Developer may apply to the Circuit Court for the County for the appointment of a local bank having a capital surplus in excess of Two Hundred Million Dollars ($200,000,000) as the Escrow Agent. The Escrow Agent shall deposit the Proceeds in an interest-bearing escrow account and any after tax interest earned thereon shall be added to the Proceeds. The Escrow Agent shall disburse funds from the Escrow Account to pay the cost of the Restoration in accordance with the procedure described in Section 11.2(b), (c) and (d). If the cost of the Restoration exceeds the total amount of the Proceeds, Developer shall be responsible for paying the excess cost. If the Proceeds exceed the cost of the Restoration, the Escrow Agent shall distribute the excess Proceeds, subject to the rights of the Mortgagees. Nothing contained in this Section 11.4 shall impair or abrogate any rights of Developer against the condemning authority in connection with any Condemnation. All fees and expenses of the Escrow Agent shall be paid by Developer.

12. Indemnification

  12.1 Indemnification by Developer

        (a)  Developer shall defend, indemnify and hold harmless City, EDC and each of their officers, agents and employees (collectively the "Indemnitees" and individually an "Indemnitee") from and against any and all liabilities, losses, damages, costs, expenses, claims, obligations, penalties and causes of action (including reasonable fees and expenses for attorneys, paralegals, expert witnesses and other consultants at the prevailing market rate for such services) whether based upon negligence, strict liability, absolute liability, product liability, misrepresentation, contract, implied or express warranty or any other principal of law, that are imposed upon, incurred by or asserted against Indemnitees or which Indemnitees may suffer or be required to pay and which arise out of or relate in any manner to any of the following occurring prior to the Termination Date: (1) Developer's ownership, possession, use, condition or occupancy of the Casino Complex or any part thereof or any Improvement thereon; (2) Developer's operation or management of the Casino Complex or any part thereof; (3) the performance of any labor or services or the furnishing of any material for or at the Casino Complex or any part thereof by or on behalf of Developer or enforcement of any liens with respect thereto; (4) any personal injury, death or property damage suffered or alleged to have been suffered by Developer (including Developer's employees, agents or servants), the Casino Complex Operator/Managers (including their employees, agents or servants) or any third person as a result of any action or inaction of Developer; (5) any work or things whatsoever done in, or at the Casino Complex or any portion thereof, or off-site pursuant to the terms of this Agreement by or on behalf of Developer; (6) the condition of any building, facilities or improvements at the Casino Complex or any non-public street, curb or sidewalk at the Casino Complex, or any vaults, tunnels, malls, passageways or space therein; (7) any breach or default on the part of Developer for the payment, performance or observance of any of its obligations under all agreements entered into by Developer or any of its Affiliates relating to the performance of services or supplying of materials to the Casino Complex or any part thereof; (8) any act, omission or negligence of any tenant, or any of their respective agents, contractors, servants, employees, licensees or other tenants; and (9) any claim by a third party relating to or arising from any failure of Developer to comply with all Governmental Requirements. In case any action or proceeding shall be brought against any Indemnitee based upon any claim in respect of which Developer has agreed to indemnify any Indemnitee, Developer will upon notice from Indemnitee defend such action or proceeding on behalf of any Indemnitee at Developer's sole cost and expense and will keep Indemnitee fully informed of all developments and proceedings in connection therewith and will furnish Indemnitee with copies of all papers served or filed therein, irrespective of by whom served or filed. Developer shall defend such action with counsel it selects provided that such counsel is reasonably satisfactory to Indemnitee. Such counsel shall not be deemed reasonably satisfactory to Indemnitee if counsel has: (i) a legally cognizable conflict of interest with respect to City or EDC; (ii) within the five (5) years immediately preceding such selection performed legal work for City or EDC which in their respective reasonable judgment was inadequate; or (iii) frequently represented parties opposing City or EDC in prior litigation. Each Indemnitee shall have the right, but not the obligation, at its own cost, to be represented in any such action by counsel of its own choosing.

        (b)  Notwithstanding anything to the contrary contained in Section 12.l(a) but further subject to Section 12.1(c)below, Developer shall not indemnify and shall have no responsibility to Indemnitees for: (i) any matter involving the gross negligence or willful misconduct of any of the Indemnitees; (ii) any matter giving rise to any liability of any of the Indemnitees prior to the April 9, 1998, except for such liabilities arising from acts or omissions undertaken by or at the request or insistence of Developer; (iii) any liability arising with respect to portions of the Casino Complex owned or under the control of the City, the EDC, or any instrumentality or subdivision thereof prior to the date Developer acquired control of such property which arises from any acts or omissions of any Indemnitee occurring prior to such date, provided, however, that this clause (iii) shall not apply to acts or omissions of any Indemnitee made at the request of the Developer prior to the date Developer acquires control of such property; (iv) liability, if any, arising from the City's acquisition of or negotiations for the acquisition of the Riverfront Site or the actions or failures to act of the City and/or EDC related thereto, including causes of actions relating to condemnation or inverse condemnation by or against the City; (v) any failure by the City or any subdivision or instrumentality thereof to exercise its police and similar public safety powers with respect to the Casino Complex, but only to the extent Developer is not required to undertake or perform such services pursuant to the terms of this Agreement; (vi) any breach by City or EDC of its obligations pursuant to this Agreement; or (vii) any liability arising with respect to any off-site infrastructure improvements owned or under the control of the City which arise from acts or omissions of the City; or (viii) any liability arising as a consequence of the City's ownership of all or any part of the Casino Complex prior to Developer's acquisition of same.

13. Force Majeure

  13.1 Definition of Force Majeure

        An event of "Force Majeure" shall mean the following events or circumstances, to the extent that they delay or otherwise adversely affect the performance beyond the reasonable control of Developer, or its agents and contractors, of their duties and obligations under this Agreement, or the performance by the City or the EDC of their respective duties and obligations under this Agreement:

          (a)  Strikes, lockouts, labor disputes, inability to procure materials, failure of utilities, labor shortages or explosions;

          (b)  Changes in Governmental Requirements by any Governmental Authority, first effective after the date of this Agreement.

          (c)  Acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, and/or abnormal inclement weather;

          (d)  Acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, or national or international calamities;

          (e)  Concealed and unknown conditions of an unusual nature that are encountered below ground or in an existing structure;

          (f)    Any temporary restraining order, preliminary injunction or permanent injunction, or mandamus or similar order, unless based in whole or in part on the actions or failure to act of Developer;

          (g)  Inability to have a Qualified Casino Complex Site Properly Zoned within 120 days after this Agreement has been executed by all parties and approved by City Council;

          (h)  Unreasonable delay by the State in licensing Persons or any Component of the Casino Complex, to the extent necessary, under the Act, to the extent such delays are not based in whole or in part on the actions or failure to act of such Persons; or

          (i)    The occurrence of any of the events referred to in clause (ii) of Section 2.5(c)

  13.2 Notice.

        Developer shall promptly notify the City of the occurrence of an event of "Force Majeure" and describe in reasonable detail the nature of the event.

  13.3 Excuse of Performance

        Notwithstanding any other provision of this Agreement to the contrary, Developer shall be entitled to an adjustment in the time for or excuse of the performance of any duty or obligation of Developer under this Agreement for Force Majeure events, but only for the number of days due to and/or resulting as a consequence of such causes and only to the extent that such occurrences actually prevent or delay the performance of such duty or obligation or cause such performance to be commercially unreasonable.

14. Miscellaneous

  14.1 Notices

        Notices shall be given as follows:

          (a)  Any notice, demand or other communication which any party may desire or may be required to give to any other party shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, (iii) telecopy, or (iv) mail (but excluding electronic mail, i.e., "e-mail") addressed to a party at its address set forth below, or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

If to City:	Mayor City of Detroit 1126 Coleman A. Young Municipal Center Two Woodward Avenue Detroit, Michigan 48226 Telecopier No.: 313-224-4433
with copies to:	Corporation Counsel City of Detroit First National Building 660 Woodward Avenue Suite 1650 Detroit, Michigan 48226 Telecopier No.: 313-224-5505
If to EDC:	The Economic Development Corporation of the City of Detroit 211 West Fort Street Suite 900 Detroit, Michigan 48226 Telecopier No.: 313-963-9786

If to Developer:	MGM Grand Detroit, LLC. c/o MGM MIRAGE 3600 Las Vegas Blvd. South Las Vegas, Nevada 89109 Attn: John Redmond Telecopier No. 702-693-7500
with copies to:	MGM MIRAGE 3600 Las Vegas Blvd. South Las Vegas, Nevada 89109 Attn: Gary N. Jacobs, Esq. Telecopier No. 702-693-7628

            (b)  Any such notice, demand or communication shall be deemed delivered and effective upon the earlier to occur of actual delivery or, if delivered by telecopier, the same day as confirmed by telecopier transmission or the first Business Day thereafter if telecopied on a non-Business Day.

            (c)    If any party to this Agreement has questions or concerns regarding this Agreement, interpreting this Agreement or performing obligations under this Agreement, such party shall provide written notice of its question or concern to, as applicable, the City's Corporation Counsel at the address provided in Section 14.1(a) and to the City of Detroit, Chief Financial Officer, 1200 Coleman A. Young Municipal Center, Two Woodward Avenue, Detroit, Michigan 48226, Telecopier No.                              ; or Gary N. Jacobs, at the address provided in Section 14.1(a).

  14.2 Non-Action or Failure to Observe Provisions of this Agreement

        The failure of City, EDC or Developer to promptly insist upon strict performance of any term, covenant, condition or provision of this Agreement, or any Exhibit hereto, or any other agreement contemplated hereby, shall not be deemed a waiver of any right or remedy that City, EDC or Developer may have, and shall not be deemed a waiver of a subsequent default or nonperformance of such term, covenant, condition or provision.

  14.3 Applicable Law and Construction

        The laws of the State shall govern the validity, performance and enforcement of this Agreement. This Agreement has been negotiated by City, EDC and Developer, and the Agreement, including the Exhibits, shall not be deemed to have been negotiated and prepared by City, EDC or Developer, but by each of them.

  14.4 Submission to Jurisdiction

          (a)  Each party to this Agreement hereby submits to the jurisdiction of the Wayne County Circuit Court, the appellate courts of the State and to the jurisdiction of the United States District Court for the Eastern District of the State, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, and hereby agrees not to assert by way of a motion as a defense or otherwise that such action is brought in an inconvenient forum or that the venue of such action is improper or that the subject matter thereof may not be enforced in or by such courts.

          (b)  If at any time during the term of this Agreement, Developer is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, Developer or its assignee hereby designates the Secretary of State of the State, as its agent for the service of process in any court action between it and City and/or EDC or arising out of or relating to this Agreement and such service shall be made as provided by the laws of the State for service upon a non-resident; provided, however, that at the time of service on the Secretary of State, copy of such service shall be delivered to Developer in the manner provided in Section 14.1.

  14.5 Complete Agreement

        This Agreement, and all the documents and agreements described or referred to herein, including the Exhibits hereto, constitute the full and complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes and controls in its entirety over any and all prior agreements (including the Amended Agreement), understandings, representations and statements whether written or oral by each of the parties hereto.

  14.6 Holidays

        It is hereby agreed and declared that whenever a notice or performance under the terms of this Agreement is to be made or given on a day other than a Business Day, it shall be postponed to the next following Business Day.

  14.7 Exhibits

        Each Exhibit referred to and attached to this Agreement is an essential part of this Agreement.

  14.8 No Brokers

        City, EDC and Developer hereby represent, agree and acknowledge that no real estate broker or other person is entitled to claim or to be paid a commission as a result of the execution and delivery of this Agreement.

  14.9 No Joint Venture

        City and EDC on the one hand and Developer on the other, agree that nothing contained in this Agreement or any other documents executed in connection herewith is intended or shall be construed to establish City and/or EDC and Developer as joint venturers or partners.

  14.10 Governmental Authorities

        Notwithstanding any other provisions of this Agreement, but subject to Section 2.5(b), any required permitting, licensing or other regulatory approvals by any Governmental Authorities shall be subject to and undertaken in accordance with the established procedures and requirements of such authority, as may be applicable, with respect to similar projects and in no event shall the Governmental Authority by virtue of any provision of this Agreement be obligated to take any actions concerning regulatory approvals except through its established processes.

  14.11 Technical Amendments

        In the event that there are minor inaccuracies contained herein or any Exhibit attached hereto or any other agreement contemplated hereby, or the parties agree that changes are required due to unforeseen events or circumstances, or technical matters arising during the term of this Agreement, which changes do not alter the substance of this Agreement, the respective officers of City and EDC, and the officers of Developer, are authorized to approve such changes, and are authorized to execute any required instruments, to make and incorporate such amendment or change to this Agreement or any Exhibit attached hereto or any other agreement contemplated hereby.

  14.12 Unlawful Provisions Deemed Stricken

        If this Agreement contains any unlawful provisions not an essential part of this Agreement and which shall not appear to have a controlling or material inducement to the making thereof, such provisions shall be deemed of no effect and shall be deemed stricken from this Agreement without affecting the binding force of the remainder. In the event any provision of this Agreement is capable of more than one interpretation, one which would render the provision invalid and one which would render the provision valid, the provision shall be interpreted so as to render it valid.

  14.13 No Liability for Approvals and Inspections

        Except as may be otherwise expressly provided herein, no approval to be made by City under this Agreement or any inspection of the Work by City under this Agreement, shall render City liable for failure to discover any defects or non-conformance with this Agreement, or a violation of or noncompliance with any federal, state or local statute, regulation, ordinance or code.

  14.14 Time of the Essence

        All times, wherever specified herein for the performance by Developer of its obligations hereunder, are of the essence of this Agreement.

  14.15 Captions.

        The captions of this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

  14.16 Arbitration

        (a)  Matters Subject to Arbitration. In case of a dispute between Developer, on the one hand, and City on the other, with respect to any disagreement under this Agreement other than a disagreement with respect to any of the following items, the parties shall in good faith attempt to resolve such dispute through informal negotiations ("Negotiations"). In the event the parties reach a resolution during Negotiations such resolution shall be set forth in a writing signed by all parties and may be enforced in any court of competent jurisdiction as if it were an arbitration award, pursuant to Section 14.16(j). In the event either party determines in its sole discretion that a resolution cannot be reached during the Negotiations, such party may deliver to the other party written notice to terminate the Negotiations and to refer the disagreement to binding arbitration consistent with the procedures set forth below. The decision of the arbitrator or arbitrators shall be final and binding upon the parties, and a judgment may be rendered thereon in any court of competent jurisdiction. The matters not subject to arbitration hereunder are as follows:

    (1)
    Any dispute arising under Section 3.5; or

    (2)
    Any dispute asserted by City which could give rise to an Event of Default to which a Mandatory Sale is a remedy available to City.

        (b)  Commencement. The Negotiations shall be initiated by the claiming party serving written notice upon the other party requesting commencement of informal negotiations. If either party determines that Negotiations should be terminated and arbitration shall be commenced, said party shall initiate arbitration proceedings by serving written notice upon the other party requesting that the dispute be resolved by arbitration. All notices sent pursuant to this Section 14.16, shall set forth a statement of claim from the claiming party indicating with specificity the nature and extent of the matter in dispute, together with the relief requested.

        (c)  Situs of hearing. Any Negotiations and/or hearings held pursuant to this Section 14.16 shall be conducted in Detroit, Michigan, or at such other place as may be selected by mutual written agreement of the parties.

        (d)  Selection of Arbitrator.

    (1)
    Within fifteen (15) days of being served with the statement of claim, the parties to the arbitration shall appear by counsel and meet to attempt to agree on a single arbitrator to decide the subject claim. If the parties to the arbitration cannot agree on a single arbitrator within fifteen (15) days after the appearance of counsel, then the City and the Developer shall each select an arbitrator, and the two (2) arbitrators so selected shall together select a third (3rd) arbitrator within fifteen (15) days. The three (3) arbitrators so selected shall thereafter decide the matter in dispute.

    (2)
    In order to expedite any arbitration regarding construction matters, the parties shall, within ninety (90) days of the Closing, select an arbitrator or if the parties cannot agree on a single arbitrator within such ninety (90) days, then each party shall select an arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator within thirty (30) days, which arbitrator or panel shall be available to hear any dispute concerning construction matters arising under this Agreement during the period of construction of the Casino Complex. With respect to any dispute concerning construction matters, the arbitrator or arbitrators selected shall be knowledgeable in construction disputes involving major projects.

    (3)
    With respect to any dispute concerning gaming matters, the arbitrator or arbitrators selected shall be knowledgeable in casino gaming matters and selected in the same manner as set forth in Section 14.16(d)(1).

    (4)
    If the parties are unable to agree on a single arbitrator, and thereafter if either party fails to select an arbitrator within fifteen (15) days, then the arbitrator or arbitrators shall be chosen, on the application of any party, by any court of competent jurisdiction.

        (e)  Rules and Procedures. The statement of claim and all subsequent proceedings in the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time, but the arbitration itself shall not be administered by or proceed before the American Arbitration Association. Any subject claim that a party has breached this Agreement by failing to pay any money when due and payable or has failed to perform a duty or obligation hereunder, which is presented in accordance herewith, shall proceed expeditiously and, to the extent applicable, the Commercial Arbitration Rule's Expedited Procedures (other than as to appointment of the arbitrator) shall apply.

        (f)    Modification of Rules and Procedures. The parties to any arbitration subject to this Agreement may on an ad hoc basis stipulate in writing to modify the rules and procedures set forth herein that will govern the particular arbitration to which they are the parties; provided, however, that no such stipulation and modification shall govern, or have any precedential value whatsoever for, any other or subsequent arbitration or shall affect in any way the construction or interpretation of this Agreement.

        (g)  Scope of Authority. Except as otherwise provided in this Agreement, including the provisions set forth in Section 6, the Arbitrator or Arbitrators shall have the authority to award any and all legal and equitable remedies that a court of this state could order or grant, including specific performance of any obligation created under the Agreement, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process.

        (h)  Interim Relief. Either party may, without inconsistency with this Agreement, seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that party and to preserve the status quo, pending the establishment of the arbitral tribunal. If a party is successful in achieving such interim or provisional relief, the arbitral tribunal, once established, is authorized to: (x) continue such relief pending the arbitral tribunal's determination of the merits of the controversy; (y) modify such relief as deemed equitable by the Arbitrator(s) pending the arbitral tribunal's determination of the merits of the controversy; or (z) immediately terminate such relief and proceed with a resolution of merits of the controversy.

        (i)    Costs of Arbitration. The costs of the arbitrator shall be split equally by the parties to an arbitration, but the arbitrator shall provide in the award that if City is the prevailing party, the City shall recover its share of such costs as well as its reasonable attorneys' fees and other costs from Developer. If Developer is the prevailing party, Developer shall have no obligation to pay the attorney's fees and costs of City and Developer shall recover its share of costs and reasonable attorney's fees if and only if the arbitrator finds that the claims of the City are frivolous and that City is subject to sanctions therefor.

        (j)    Enforcement. If either party refuses to participate in arbitration of any dispute subject to arbitration under the terms of this Agreement, a party may seek to compel arbitration in accordance herewith in any court of competent jurisdiction. If any party fails to comply with a final award or order of arbitration, a party may seek an order from any court of competent jurisdiction confirming, vacating or modifying any such final arbitration award or order obtained in accordance with this Agreement and enforcing any judgment upon such confirmed or modified award.

        (k)  Parties Subject to Arbitration. This Section 14.16 is applicable to disputes arising between Developer and the City regarding disputes, claims, questions, or disagreements arising out of or relating to each parties' rights, duties and/or obligations established pursuant to this Agreement. Section 14.16 shall in no way limit the right of the City or its agencies, authorities and/or instrumentalities or Developer to institute proceedings in any court of competent jurisdiction from disputes, claims, questions, or disagreements arising between Developer and the City or its agencies, authorities and/or instrumentalities while the City or its agencies, authorities and/or instrumentalities are acting pursuant to their normal City functions such as, without limitation, disputes arising from the permitting and/or inspection processes.

        (l)    Confidentiality. Subject to applicable law, the parties and the arbitrator(s) agree to maintain the substance of any proceedings hereunder in confidence.

  14.17 Sunset Provision

        (a)  The obligations imposed on Developer by and under Section 3.13 shall lapse and be of no further force or effect after April 9, 2033.

        (b)  The obligations imposed on Developer by and under Section 3.3 shall lapse and be of no further force or effect ten (10) years after the Closing.

  14.18 Compliance

        Any provision that permits or requires a party to take action shall be deemed to permit or require, as the case may be, the party to cause the action to be taken.

  14.19 Table of contents

        The table of contents is for the purpose of convenience only and is not to be deemed or construed in any way as part of this Agreement or as supplemental thereto or amendatory thereof.

  14.20 Number and Gender

        All terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any gender as the context may require.

  14.21 Third Party Beneficiary

        Except with respect to Section 14.28, there shall be no third party beneficiaries with respect to this Agreement.

  14.22 Cost of Investigation

        If as a result of the Agreement, City or any of their directors or officers, the Mayor, or any City Council members, or any employee, agent, or representative of City is required to be licensed or approved by the Board, one-third ( 1/3 ) of all reasonable costs of such licensing, approval or investigation shall be paid by Developer within five (5) Business Days following receipt of a written request from City.

  14.23 Attorneys' Fees

        Developer shall pay all of City's and EDC's costs, charges and expenses, including court costs and attorneys' fees, incurred in enforcing Developer's obligations under this Agreement or incurred by City or EDC in any action brought by Developer in which City or EDC is the prevailing party. If Developer is the prevailing party, Developer shall have no obligation to pay the attorneys' fees and costs of City and/or EDC and Developer shall recover its share of costs and reasonable attorneys' fees if and only if the court finds that the claims of the City and/or EDC are frivolous and that City and/or EDC are subject to sanctions.

  14.24 Further Assurances

        City and Developer will cooperate and work together in good faith to the extent reasonably necessary and commercially reasonable to accomplish the mutual intent of the parties that the Casino Complex be successfully completed as expeditiously as is reasonably possible.

  14.25 Estoppel Certificates

        City shall, at any time and from time to time, upon not less than fifteen (15) Business Days prior written notice from any lender of Developer, execute and deliver to any lender of Developer an estoppel certificate in the form attached hereto as Exhibit 14.25.

  14.26 Consent For Certain Amendments

        The City agrees that it will not amend or revise a development agreement of any other Detroit Casino Developer without first obtaining the consent of Developer and all other Detroit Casino Developers if such amendment has the effect of:

        (a)  permitting a Casino Complex to locate in violation of Section 1.3(a);

        (b)  permitting a Casino Complex to have more than 100,000 square feet of gaming space;

        (c)  amending the Radius Restriction;

        (d)  amending the provisions regarding transfer of the Development Agreement or direct or indirect interests described in Section 8;

        (e)  altering the manner in which Development Process Costs are paid among Developer and the other Detroit Casino Developers; and

        (f)    eliminating or materially modifying restrictions on matters having a material impact on the operations of Developer's Casino Complex.

  14.27 Counterparts

        This Agreement may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.

  14.28 Non-Involvement of Certain Parties

        The parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any agreement provided for herein. Accordingly, the parties hereby agree that in the event (a) there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (b) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through such party, shall commence any proceedings or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim. Without limiting the foregoing, any reference to an "Affiliate" of Developer or an "Affiliate" of Parent shall not be deemed to included either Kirk Kerkorian or Tracinda Corporation, or any parent or sister company or subsidiary of Tracinda Corporation, including without limitation, Metro-Goldwyn-Mayer Studios, Inc and its parent, sister and subsidiary companies (except only for Parent and its direct subsidiaries).

15. Definitions

        The terms defined in this Section 15 shall have the meanings indicated for purposes of this Agreement. Definitions which are expressed by reference to the singular or plural number of a term shall also apply to the other number of that term. Capitalized terms which are used primarily in a single Section of this Agreement are defined in that Section.

        (a)  "Additional Hotel Rooms" mean the difference between an eight hundred (800) room hotel Component and the number of hotel rooms constructed at the Casino Complex by the date which is no more than thirty-six (36) months from the date Developer obtains the Construction Permits.

        (b)  "Act" means the Michigan Gaming Control and Revenue Act, being Sections 432.101 et. seq. of the Michigan Compiled Laws, as amended from time to time, together with all rules and regulations issued in connection therewith or promulgated thereunder.

        "Adjusted Gross Receipts" shall have the same meaning as given to such term in the Act.

        (c)  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, another Person. For purposes of clarification, Affiliates of Developer include, without limitation, Parent Company and Partners Detroit, L.L.C., a Michigan limited liability company.

        (d)  "Agreement" means this Revised Development Agreement.

        (e)  "Amended Agreement" means the Amended and Restated Development Agreement dated April 9, 1998, as amended by the First Amendment dated June 25, 1998, the Second Amendment dated December, 1999, the Third Amendment dated November 30, 2000, the Fourth Amendment dated November 30, 2001, the Fifth Amendment dated March    , 2002, the Sixth Amendment dated April    , 2002, the Seventh Amendment dated June 12, 2002 and the Eighth Amendment dated July 31, 2002 among the City, the EDC and Developer.

        (f)    "Board" means the Michigan Gaming Control Board, or its successors.

        (g)  "Boundaries" means that area within the City which is bounded on the south by Jefferson Avenue, on the east by Interstate 375, on the north by a line running from Interstate 375 along Interstate 75, Grand River Avenue and Sycamore Street to Trumbull Avenue, and on the west by Trumbull Avenue as extended to Jefferson Avenue, including land which is outside of such area but contiguous thereto.

        (h)  "Business Day" means all weekdays except Saturday and Sunday and those that are official legal holiday of the City, State or the United States government. Unless specifically stated as "Business Days," a reference to "days" means calendar days.

        (i)    "Casino" means any premises wherein gaming is conducted by Developer pursuant to this Agreement, and for purposes of Section 12, any premises wherein gaming has been conducted by Developer pursuant to this Agreement or the Amended Agreement, and includes all buildings, improvements, equipment, and facilities used or maintained in connection with such gaming.

        (j)    "Casino Complex" means the Casino and all buildings, restaurants, hotel structures, recreational or entertainment facilities, restaurants or other dining facilities, bars and lounges, retail stores and other amenities that are connected with, or operated in such an integral manner as to form a part of the same operation whether on the same tract of land or otherwise.

        (k)  "Casino Component Manager/Operator" means the Person(s) engaged, hired and/or retained by Developer to manage and/or operate one or more Components under a Casino Component Management Agreement.

        (l)    "Casino Component Management Agreement" means any management agreement between Developer and a Casino Component Manager/Operator pertaining to the management and/or operation of one or more Components.

        (m)  "Casino Gaming Operations" means any gaming operations permitted under the Act and offered or conducted at the Casino Complex.

        (n)  "Casino License" means the license issued by the Board to operate the Casino and engage in Casino Gaming Operations.

        (o)  "Casino Manager" means the Person engaged, hired or retained by Developer to manage and/or operate the Casino and the Casino Gaming Operations.

        (p)  "City" means the City of Detroit, a Michigan municipal corporation.

        (q)  "City Council" means the City Council of the City.

        (r)  "Closing Certificate" means the certificate to be delivered by Developer in the form as attached hereto as Exhibit 15(r).

        (s)  "Closing" means the date on which all of the conditions set forth in Section 1.4 are satisfied and/or waived.

        (t)    "Completion," "Completed" or "Substantial Completion" means for the Casino Complex, the completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the appropriate Governmental Authority for all Components to which a certificate of occupancy would apply, and that the parking structure and not less than ninety percent (90%) of the gaming area, ninety percent (90%) of the hotel rooms, and fifty percent (50%) of the retail floor space and fifty percent (50%) of the restaurant floor space are open to the public for their intended use (and/or in the case of the retail and restaurant floor spaces, are completed as shells and available for leasing).

        (u)  "Completion Date" means the date on which Completion occurs, which shall not be later than December 31, 2005, subject to extension by reason of (i) Force Majeure, (ii) the Start Date being later than August 1, 2002, and/or (iii) delays on achieving Completion resulting from the City's failure or delay in issuing any of the Permits.

        (v)  "Component" means, with respect to the Casino Complex, any of the following: the hotel; Casino; restaurants; meeting and assembly space; ballroom; theater; retail space; entertainment and recreational facilities; parking; private bus; limousine and taxi parking and staging areas; the other facilities described on Section G of Exhibit A; and such other facilities that may be added as Components by amendment to this Agreement.

        (w)  "Condemnation" means a taking of all or any part of the Casino Complex by eminent domain, condemnation, compulsory acquisition or similar proceeding by a competent authority for a public or quasi-public use or purpose.

        (x)  "Construction Permits" means those Permits relating to zoning, street vacation, onsite and offsite infrastructure commitments and other approvals necessary to commence construction of the Casino Complex at a Qualified Casino Complex Site.

        (y)  "Control(s)" or "Controlled" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, as such terms are used by and interpreted under federal securities laws, rules and regulations.

        (z)  "Conveyance Agreement" means the Conveyance Agreement dated April 28, 1999 among the City, the EDC and Developer.

        (aa) "County" means Wayne County, Michigan.

        (bb) "Default Rate" means a rate of interest at all times equal to the greater of (i) the rate of interest announced from time to time by Comerica Bank, or its successors ("Comerica"), at its City office, as its prime, reference or corporate base rate of interest, or if Comerica is no longer in business in the City or no longer publishes a prime, reference or corporate base rate of interest, then the prime, reference or corporate base rate of interest announced from time to time by such local bank having from time to time the largest capital surplus, plus four percent (4%) per annum or (ii) twelve percent (12%) per annum, provided, however, the Default Rate shall not exceed the maximum rate allowed by applicable law.

        (cc) "Design Documents" means, collectively, as applicable, all engineering, architectural and construction documents for the design and construction of the Casino Complex.

        (dd) "Detroit Based Business" is defined in Chapter 18 of the 1984 Detroit City Code.

        (ee) "Detroit Casino Complex" means any of the three casino complexes operated at any time by any of the Detroit Casino Developers.

        (ff) "Detroit Casino Developers" means any of Developer, Greektown Casino, L.L.C., a Michigan limited liability company, and Detroit Entertainment, L.L.C., a Michigan limited liability company, and their successors in interest.

        (gg) "Detroit Resident Business" means any business with at least four employees which employs at least fifty-one percent (51%) Detroit residents. An individual employee will be considered a Detroit resident once the business has presented proof of such individual's payment of the City of Detroit Income Tax in the previous taxable year, or proof that the individual is now subject to payment of Detroit Income Tax due to his/her residence in the City of Detroit.

        (hh) "Developer" means MGM Grand Detroit, L.L.C., a Delaware limited liability company, or its successors or assigns as permitted hereunder.

        (ii) "Development Process Costs" means, to the extent not otherwise payable by Developer hereunder, the aggregate amount of any and all costs and expenses in good faith paid, or incurred by, City and/or EDC to third parties, in connection with the Detroit Casino Complexes, beginning with the planning and preparation of the RFP/Q.

        (jj) "direct or indirect interest" means an interest in an entity held directly or an interest held indirectly through interests in one or more intermediary entities connected through a chain of ownership to the entity in question, taking into account the dilutive effect of the interests of others in such intermediary entities.

        (kk) "EDC" means The Economic Development Corporation of the City of Detroit, a Michigan public body corporate.

        (ll) "Environmental Laws" means all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Michigan Natural Resources and Environmental Protection Act ("NREPA"), MCL 324.3101-.21551, with implementing regulations and to the extent legally enforceable, guidelines. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, rules and ordinances insofar as they purport to regulate human health, the environment or Hazardous Materials.

        (mm) "Equal Opportunity Employment Plan" means a voluntary plan for the employment of women and Minorities in the Casino Complex and in the construction of the Casino Complex.

        (nn) "Event of Default" shall have the meaning ascribed to it in Section 6.1.

        (oo) "Financial Statements" means a balance sheet and related statements of income and cash flows of Developer.

        (pp) "Financing" means the act, process or an instance of obtaining funds for the Casino Complex, whether secured or unsecured, including but not limited to (i) issuing securities; (ii) drawing upon any existing or new credit facility; or (iii) contributions to capital by any Person.

        (qq) "Finance Affiliate" means any Affiliate created to effectuate all or any portion of a Financing.

        (rr) "Final Completion" means for the Casino Complex, the completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the appropriate Governmental Authority for all Components to which a certificate of occupancy would apply, and that one hundred percent (100%) of the parking structure, gaming area, hotel rooms, retail floor space and restaurant floor space are open to the public for their intended use (and/or in the case of the retail and restaurant floor spaces, are completed as shells and available for leasing).

        (ss) "Final Completion Date" means the first anniversary of the Completion Date.

        (tt) "Finish Work" refers to the finishes which create the internal and external appearance of the Casino Complex.

        (uu) "First Class Casino Complex Standards" means the standards of quality established and maintained on the date hereof at the MGM Grand Hotel and Casino, Las Vegas, Nevada, taken as a whole.

        (vv) "First Mortgage" means the first priority Mortgage.

        (ww) "First Mortgagee" means the holder of the First Mortgage.

  (xx)
  "Fiscal Year" means the fiscal year that ends on the last day of the fiscal year of Developer. The first Fiscal Year shall be the period commencing on the Effective Date and ending on the last day of the fiscal year of Developer in which the Effective Date occurs. The term "Full Fiscal Year" means any Fiscal Year containing not fewer than three hundred sixty-five (365) days. The partial Fiscal Year commencing after the end of the last Full Fiscal Year and ending with the termination of this Agreement shall constitute a separate Fiscal Year.

        (yy) "Force Majeure" shall have the meaning ascribed to such term in Section 13.1.

        (zz) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession for use in the Unites States, which are acceptable to the circumstances as of the date of determination.

        (aaa) "Gaming Area" means the space on which Casino Gaming Operations occur.

        (bbb) "Gaming Authorities" means all agencies, authorities and instrumentalities of the City, State, or the United States, or any subdivision thereof, having jurisdiction over the gaming or related activities at the Casino, including the Board, or their respective successors.

        (ccc) "Governmental Authority" or "Governmental Authorities" means any federal, state, county or municipal governmental authority, including all executive, legislative, judicial and administrative departments and bodies thereof (including any Gaming Authority) having jurisdiction over Developer and/or the Casino Complex.

        (ddd) "Governmental Requirements" means all laws, ordinances, statutes, executive orders, rules, zoning requirements and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction and operation of the Casino Complex including all required permits, approvals and any rules, guidelines or restrictions enacted or imposed by Governmental Authorities, but only to the extent that such laws, ordinances, statutes, executive orders, zoning requirements, agreements, permits, approvals, rules, guidelines and restrictions are valid and binding on Developer and Developer would be required to comply with the same without regard to this Agreement.

        (eee) "Guaranty and Keep Well Agreement" means the Guaranty and Keep Well Agreement dated as of the Closing between the City and Parent Company.

        (fff) "Hazardous Materials" means the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product, or constituent regulated under CERCLA; the Michigan Natural Resources and Environmental Protection Act, MCL 324.101-.21551; oil and petroleum products, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, polychlorinated biphenyls and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. §1910.1200 et seq.; solid wastes whether or not hazardous within the meaning of RCRA; and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law.

        (ggg) "including" and any variant or other form of such term means including but not limited to.

        (hhh) "Indemnity Agreement" means that certain indemnity agreement by and among the City, the Developer and the other Detroit Casino Developers in the form previously agreed to by such parties.

        (iii) "Initial Hotel Component" shall have the meaning ascribed to it in Section 2.2(c).

        (jjj) "JEPAB" Funding Obligation" shall mean the obligation of the City to fund the Two Million Dollars ($2,000,000) for the JEPAB pursuant to Section 3.5(k).

        (kkk) "Loan Default" means an event of default or default or event or condition which, with respect to Developer or its Finance Affiliate without further notice or passage of time, would entitle a mortgagee to exercise the right to foreclose upon, acquire, possess or obtain the appointment of a receiver or other similar trustee or officer over all or a part of Developer's interest in the Development.

        (lll) "Local Partner(s)" means any Person who directly or indirectly through an entity or series of entities owns an interest in Partners Detroit, L.L.C.

        (mmm) "Major Condemnation" means a Condemnation either (i) of the entire Casino Complex, or (ii) of a portion of the Casino Complex if, as a result of the Condemnation, it would be imprudent or unreasonable to continue to operate the Casino Complex even after making all reasonable repairs and restorations.

        (nnn) "Manage" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

        (ooo) "Mandatory Sale" shall have the meaning ascribed to it in Section 6.2(d).

        (ppp) "Mayor" means the duly elected Mayor of the City.

        (qqq) "Memorandum of Agreement" shall mean a memorandum of this Agreement in recordable form and otherwise satisfactory in form and substance to City, EDC and Developer in the exercise of reasonable judgment.

        (rrr) "MGM Grand Detroit Casino" means the Casino currently owned and operated by MGM Grand Detroit, L.L.C. and located at 1300 John C. Lodge, Detroit, Michigan, 48226.

        (sss) "Minor Condemnation" means a Condemnation that is not a Major Condemnation.

        (ttt) "Minority" means that term as defined in Section 18-5-31 of Chapter 18 of the 1984 Detroit City Code.

        (uuu) "Minority Business Development Fund" shall mean a Forty Million Dollar ($40,000,000) fund established by the City from payments made by the Detroit Casino Developers under their respective development agreements, aggregating Thirty Million Dollars ($30,000,000), and an additional Ten Million Dollars ($10,000,000) from other funds received by the City from the Developers under their respective development agreements, to be used for Minority business development purposes and to satisfy the JEPAB Funding Obligation.

  (vvv)
  "Mortgage" means a mortgage on all or any part of Developer's interest in the Casino Complex.

        (www) "Mortgagee" means the holder from time to time of a mortgage on all or any part of Developer's interest in the Casino Complex.

        (xxx) "Parent Company" means MGM MIRAGE, and its successors and assigns.

        (yyy) "Permitted Affiliate Payments" means payments made by Developer in the ordinary course of business.

        (zzz) "Permits" means all licenses, permits, approvals, consents and authorizations that Developer is required to obtain from any Governmental Authority to perform and carry out its obligations under this Agreement including permits and licenses necessary to demolish, build, open, operate and occupy the Casino Complex.

        (aaaa) "Person" means an individual, a corporation, partnership, limited liability company, association or other entity, a trust, an unincorporated organization, or a governmental unit, subdivision, agency or instrumentality.

        (bbbb) "Proceeds" means the compensation paid by the condemning authority to the City and/or Developer in connection with a Condemnation, whether recovered through litigation or otherwise, but excluding any compensation paid in connection with a temporary taking.

        (cccc) "Properly Zoned" means SD-5 zoning has been approved by City Council.

        (dddd) "Publicly Traded Corporation" shall have the same meaning as defined in the Act.

        (eeee) "Qualified Casino Complex Site" means any site upon which Developer may construct and operate a Casino Complex provided that the site is:

  (1)
  located either within the Boundaries or in another location approved in writing by the City and the other two Detroit Casino Developers;

  (2)
  Properly Zoned;

  (3)
  Located such that, absent the written consent of the City and the other two Casino Developers (i) each property line of Developer's Casino Complex is at least one-third mile from the property lines of the Casino Complexes of the other two Detroit Casino Developers, and (ii) there is no sharing with any other Detroit Casino developer of ay Casino Complex facilities. If two (2) prospective sites have property lines which are within one-third (1/3) mile of each other, the first site to be acquired shall be a permitted site for the Casino Complex to the exclusion of the other.

        (In other words, Developer may locate or relocate its Casino Complex outside of the Boundaries or share facilities with the casino complex of another Detroit Casino Developer or locate within one-third mile of another Detroit Casino Developer's casino complex with the prior written consent of the City and the other two Detroit Casino Developers.)

        (ffff) "Radius" means the geographic area encompassed by a circle having a radius of one hundred fifty (150) miles and the intersection of Woodward and State Fair as its center.

        (gggg) "Railroad Property" means all real property owned by Jefferson Holdings, L.L.C., a Michigan limited liability company, which was acquired from Riverfront Holdings, Inc. and Grand Trunk Western Railroad Incorporated.

        (hhhh) "Restricted Party" has the meaning set forth in Section 3.3 (Radius Restriction).

  (iiii)
  "RFP/Q" means the Phase I and Phase II Request for Proposals and Qualifications issued by the City in connection with the land-based casino development project for the City.

        (jjjj) "Riverfront Bonds" means (i) those bonds issued by the City in the principal amount of $49,927,978.09 for the purpose of funding the acquisition of the Riverfront Site and development and infrastructure costs, for which bonds Developer provided credit enhancement in the form of a letter of credit, and (ii) any bonds the proceeds of which are used to retire Riverfront Bonds.

        (kkkk) "Riverfront Bond Fund" means the net proceeds of the Riverfront Bonds, plus all interest earned on such proceeds, minus the cost of issuance and all disbursements.

        (llll) "Riverfront Site" means the Waterfront Reclamation and Casino Development

        Project Area.

        (mmmm) "SD-5 zoning" means the current SD-5 zoning modified appropriately to take into account each Detroit Casino Developer's separate gaming site to be located within the Boundaries or in another location approved in writing by the City and the other two Detroit Casino Developers.

        (nnnn) "Small Business Concern" is defined in Section 18-5-1 of the 1984 Detroit City Code.

        (oooo) "State" means the State of Michigan.

        (pppp) "Suitable Lender" means:

    (1)
    any insurance company as defined in Section 2(13) of the Securities Act of 1933;

    (2)
    any investment company registered under the Investment Company Act of 1940;

    (3)
    any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940;

    (4)
    any small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

    (5)
    any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

    (6)
    any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974;

    (7)
    any trust fund whose trustee is a bank or trust company and whose participants are exclusively plans of the types identified in paragraph (E) or (F) of this section;

    (8)
    any business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

    (9)
    any investment adviser registered under the Investment Advisers Act of 1940;

    (10)
    any dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 or its Affiliate;

    (11)
    any entity, all of the equity owners of which are, or all debt securities of which are owned by, (i) "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") acting for their own account or the accounts of other qualified institutional buyers, and/or (ii) parties who have acquired such equity interests or debt securities pursuant to Regulation S of the Securities Act or pursuant to a public offering registered pursuant to the Securities Act;

    (12)
    any bank as defined in Section 3(a)(2) of the Securities Act of 1933, any savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act of 1933, or any foreign bank or savings and loan association or equivalent institution;

    (13)
    any investor or group of investors purchasing debt securities of Developer who are (i) purchasing such debt securities of Developer in any public offering registered pursuant to the Securities Act; (ii) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act); and/or (iii) purchasing such debt securities of Developer pursuant to Regulation S of the Securities Act;

    (14)
    Parent Company or any Affiliate of Parent Company;

    (15)
    any Publicly Traded Corporation whose securities are traded on a national exchange or are included for quotation on the NASDAQ Stock Market; and

    (16)
    any other lender approved by City in the exercise of its reasonable judgment.

        (qqqq) "Termination Date" means the date that this Agreement is terminated as provided in this Agreement.

        (rrrr) "Transfer" means (i) any sale (including agreements to sell on an installment basis), assignment, transfer, pledge, alienation, hypothecation, merger, consolidation, reorganization, liquidation, or any other disposition by operation of law or otherwise, and (ii) the creation or issuance of new or additional interests in the ownership of any entity.

        (ssss) "Work" means site preparation work and/or construction of the improvements in accordance with the construction documents for the Casino Complex and includes labor, materials and equipment to be furnished by a contractor or subcontractor.

        IN WITNESS WHEREOF, the parties hereto have set their hands and had their seals affixed on the dates set forth after their respective signatures.

CITY OF DETROIT, a municipal corporation
	By:	/s/ KWAME M. KILPATRICK
,2002	Its:

THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT, a Michigan public body corporate
	By:	/s/ ART PAPAPANOS
,2002	Its:	Authorized Agent

	By:	/s/ BRIAN J. HOLDWICK
,2002	Its:	Authorized Agent

MGM GRAND DETROIT, L.L.C., a Delaware limited liability company
	By:	/s/ GARY N. JACOBS
,2002	Its:	Secretary

By:

,2002	Its:	Authorized Agent

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REVISED DEVELOPMENT AGREEMENT AMONG CITY OF DETROIT THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT AND MGM GRAND DETROIT, L.L.C.